Exhibit 10.2

Execution Version

$1,000,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

HENRY SCHEIN, INC.,

as Parent Borrower,

The Other Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent,

TD BANK, N.A., BANK OF AMERICA, N.A., UNICREDIT BANK, A.G.,

THE BANK OF NEW YORK MELLON, ING BANK, N.V. and HSBC BANK USA, N.A.,

as Co-Documentation Agents,

Dated as of July 11, 2023

JPMORGAN CHASE BANK, N.A.,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

i

3.10	Taxes	58

3.11	Break Funding Payments	61

3.12	Change of Lending Office	62

3.13	Replacement of Lenders	62

3.14	Defaulting Lenders	62

3.15	Evidence of Debt	64

Section 4. LETTERS OF CREDIT		65

4.1	L/C Commitment	65

4.2	Procedure for Issuance of Letter of Credit	65

4.3	Fees and Other Charges	65

4.4	L/C Participations	66

4.5	Reimbursement Obligation of the Borrowers	67

4.6	Obligations Absolute	67

4.7	Letter of Credit Payments	68

4.8	Cash Collateralization	68

4.9	Letter of Credit Rules	68

Section 5. REPRESENTATIONS AND WARRANTIES		69

5.1	Financial Condition	69

5.2	No Material Adverse Change	69

5.3	Organization; Powers	69

5.4	Authorization; Enforceability	70

5.5	Governmental Approvals; No Conflicts	70

5.6	No Material Litigation	70

5.7	Compliance with Laws and Agreements	70

5.8	Taxes	71

5.9	Purpose of Loans	71

5.10	Environmental Matters	71

5.11	Disclosure	71

5.12	Ownership of Property: Liens	71

5.13	ERISA	72

5.14	[Reserved]	72

5.15	Investment and Holding Company Status	72

5.16	Guarantors	72

5.17	Anti-Corruption Laws and Sanctions	72

5.18	Affected Financial Institutions	72

5.19	Representations as to Foreign Obligors	72

5.20	Margin Regulations	73

Section 6. CONDITIONS PRECEDENT		73

6.1	Conditions to Initial Loans and Letters of Credit	73

6.2	Conditions to Each Loan and Letter of Credit	75

Section 7. AFFIRMATIVE COVENANTS		76

7.1	Financial Statements	76

7.2	Certificates; Other Information	77

7.3	Conduct of Business and Maintenance of Existence	77

7.4	Payment of Obligations	78

7.5	Maintenance of Properties	78

7.6	Maintenance of Insurance	78

7.7	Books and Records	78

7.8	Inspection Rights	78

7.9	Compliance with Laws	79

7.10	Use of Proceeds	79

7.11	Notices	79

7.12	Guarantors	80

Section 8. NEGATIVE COVENANTS		80

8.1	Financial Covenant	80

8.2	Limitation on Liens	80

8.3	Limitation on Indebtedness	82

8.4	Fundamental Changes	82

8.5	Dispositions	83

8.6	ERISA	84

8.7	Transactions with Affiliates	84

8.8	Restrictive Agreements	84

8.9	Use of Proceeds	85

Section 9. EVENTS OF DEFAULT		85

Section 10. THE ADMINISTRATIVE AGENT		87

10.1	Appointment	87

10.2	Delegation of Duties	88

10.3	Exculpatory Provisions	88

10.4	Reliance by Administrative Agent	88

10.5	Notice of Default	88

10.6	Non-Reliance on Administrative Agent and Other Lenders	89

10.7	Indemnification	89

10.8	Administrative Agent in Its Individual Capacity	90

10.9	Successor Administrative Agent	90

10.10	The Joint Lead Arrangers and the Syndication Agent	90

10.11	Acknowledgements of Lenders and Issuing Lender	90

10.12	Certain ERISA Matters	92

Section 11. MISCELLANEOUS		93

11.1	Amendments and Waivers	93

11.2	Notices	94

11.3	No Waiver; Cumulative Remedies	96

11.4	Survival of Representations and Warranties	96

11.5	Expenses; Limitation of Liability; Indemnity, Etc.	96

11.6	Successors and Assigns; Participations and Assignments	98

11.7	Adjustments; Set-off	101

11.8	Counterparts	102

11.9	Severability	103

11.10	Integration	103

11.11	GOVERNING LAW	103

11.12	Submission To Jurisdiction; Waivers	103

11.13	Acknowledgements	104

11.14	Confidentiality	104

11.15	USA Patriot Act	105

11.16	Judgment	105

11.17	WAIVERS OF JURY TRIAL	106

11.18	No Fiduciary Duty	106

11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	106

11.20	Parent Borrower Guarantee	107

11.21	Acknowledgement Regarding Any Supported QFCs	109

11.22	Effect of Restatement	110

v

SCHEDULES

Schedule I	Names and Revolving Credit Commitments of Lenders
Schedule IB	Swingline Commitments
Schedule II	Existing Letters of Credit
Schedule 5.10	Disclosed Matters
Schedule 8.2	Liens
Schedule 8.3	Subsidiary Indebtedness
Schedule 8.8	Restrictive Agreements

EXHIBITS

Exhibit A	Form of Revolving Credit Loan Borrowing Notice
Exhibit B	Form of Swingline Loan Borrowing Notice
Exhibit C	Form of Assumption Agreement
Exhibit D	[Reserved]
Exhibit E	Form of Revolving Credit Note
Exhibit F	Form of Swingline Note
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Guarantee
Exhibit J	Form of U.S. Tax Compliance Certificate
Exhibit K-1	Form of Subsidiary Borrower Designation
Exhibit K-2	Form of Subsidiary Borrower Request

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 11, 2023, among (i) Henry Schein, Inc., a Delaware corporation (the “Parent Borrower”), (ii) the several Lenders party hereto (the “Lenders”), (iii) JPMorgan Chase Bank, N.A., as administrative agent, (iv) U.S. Bank National Association, as syndication agent (in such capacity, the “Syndication Agent”) and (v) TD Bank, N.A., Bank of America, N.A., UniCredit Bank, A.G., the Bank of New York Mellon, ING Bank, N.V. and HSBC Bank USA, N.A., as co-documentation agents (each, in such capacity, a “Co-Documentation Agent”).

WHEREAS, pursuant to the Existing Credit Agreement (as defined below), the lenders thereto extended loans to the Borrowers;

WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree that on the Closing Date the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1%, and (c) the Adjusted Term SOFR Rate for a one month Interest Period plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 3.6 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.6(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”: Revolving Credit Loans bearing interest at a rate per annum determined by reference to the ABR.

“Acquired EBITDA”: with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to Parent Borrower and its Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business), all as determined on a consolidated basis for such Acquired Entity or Business (but excluding Consolidated EBITDA of any related Person or business not acquired by Parent Borrower or any of its Subsidiaries that would otherwise be included in a consolidated calculation).

“Acquired Entity or Business” as defined in the definition of the term “Consolidated EBITDA”.

“Act”: as defined in subsection 11.15.

“Adjusted CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian dollars for any Interest Period, an interest rate per annum equal to (a) the CDOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted CDOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple SOFR”: an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted LIBO Rate”: with respect to any Term Benchmark Borrowing denominated in a currency other than Dollars, Euros, Canadian Dollars and Yen for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted LIBO Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: JPMCB and any of its Affiliates, as the Administrative Agent for the Lenders under this Agreement and the other Loan Documents.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors of (or persons performing similar functions for) such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents.

“Aggregate Available Multicurrency Commitments”: as at any time of determination, an amount in Dollars equal to the sum of the Available Multicurrency Commitments of all Lenders at such time.

“Aggregate Available Revolving Credit Commitments”: as at any time of determination with respect to all Lenders, an amount in Dollars equal to the sum of the Available Revolving Credit Commitments of all Lenders at such time.

“Aggregate Multicurrency Commitments”: the obligations of the Lenders to make Multicurrency Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed $500,000,000.

“Aggregate Multicurrency Outstandings”: as at any time of determination with respect to any Lender, the Dollar Equivalent of the principal amount of such Lender’s outstanding Multicurrency Loans at such time.

“Aggregate Revolving Credit Commitments”: as at any time of determination, the aggregate amount of the Revolving Credit Commitments of all of the Lenders at such time. The amount of the Aggregate Revolving Credit Commitments hereunder on the Closing Date is $1,000,000,000.

“Aggregate Revolving Credit Outstandings”: as at any time of determination with respect to any Lender, an amount in Dollars equal to the sum of (a) the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans (in the case of outstanding Multicurrency Loans, Aggregate Multicurrency Outstandings) on such date plus (b) such Lender’s Revolving Credit Commitment Percentage of (i) the Aggregate Swingline Outstandings and (ii) the L/C Obligations.

“Aggregate Swingline Outstandings”: as at any time of determination, the aggregate unpaid principal amount of Swingline Loans at such time.

“Agreed Currencies”: Dollars and each Available Foreign Currency.

“Agreement”: this Second Amended and Restated Credit Agreement, as further amended, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: for any day, with respect to Term Benchmark Loans and RFR Loans, and with respect to each ABR Loan, a rate per annum equal to (a) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to subsection 7.1, 0.90% with respect to Term Benchmark Loans and RFR Loans and 0% with respect to ABR Loans, and (b) at any time thereafter, the applicable rate per annum based on the Consolidated Net Leverage Ratio for such day, as set forth under the relevant column heading below:

Tier	Consolidated Net Leverage Ratio		Applicable Margin for Term Benchmark Loans, RFR Loans and Daily Simple SOFR Loans (bps)	Applicable Margin for ABR Loans (bps)
I		> 2.25:1.00	107.5	7.5
II	≤	2.25:1.00 but > 2.00:1.00	100.0	0
III	≤	2.00:1.00 but > 1.50:1.00	90.0	0
IV	≤	1.50:1.00 but > 0.50:1.00	79.5	0
V		≤ 0.50:1.00	69.0	0

The Applicable Margin for the purpose of paragraph (b) above will be set on the day which is five Business Days following the receipt by the Administrative Agent of the financial statements referenced in subsection 7.1(a) or subsection 7.1(b), as the case may be, and shall apply to all ABR Loans, Term Benchmark Loans and RFR Loans (i.e., existing, new or additional Loans, or Loans which are continuations or conversions) then outstanding (i.e., subject to the below provisions, outstanding ABR Loans, Term Benchmark Loans and RFR Loans shall bear interest at the new Applicable Margin from and after the date any such margin is reset in accordance with the provisions hereof; prior to such time, such ABR Loans, Term Benchmark Loans and RFR Loans shall accrue interest based on the Applicable Margin relating to the period immediately prior to the time such margin is reset in accordance with the provisions hereof) or to be made on or after such date until, but not including, the next date on which the Applicable Margin is reset in accordance with the provisions hereof; provided, however, that notwithstanding the foregoing, if any financial statements are not received by the Administrative Agent within the time period relating to such financial statements as provided in subsection 7.1(a) or subsection 7.1(b) as the case may be, the Applicable Margin on all ABR Loans, Term Benchmark Loans and RFR Loans then outstanding or to be made on or after the date the Applicable Margin should have been reset in accordance with the foregoing provisions (i.e., assuming timely delivery of the requisite financial statements), until the day which is five Business Days following the receipt by the Administrative Agent of such financial statements, will be 1.075% for Term Benchmark Loans and RFR Loans and 0.075% for ABR Loans; and further provided, however, that the Lenders shall not in any way be deemed to have waived any Event of Default or any remedies hereunder (including, without limitation, remedies provided in Section 9) in connection with the provisions of the foregoing proviso.

“Applicable Payment Office”: the office specified from time to time by the Administrative Agent as its Applicable Payment Office by notice to the Parent Borrower and the relevant Lenders (it being understood that such Applicable Payment Office shall mean (i) with respect to Loans denominated in Dollars, the office of the Administrative Agent specified in subsection 11.2 or such other office as may be specified from time to time by the Administrative Agent to the Parent Borrower and each Lender and (ii) with respect to Loans denominated in an Available Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Parent Borrower and each Lender, until otherwise notified by the Administrative Agent).

“Applicable Percentage”: with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 3.14 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Application”: an application, in such form as each Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in subsection 11.6(b)(ii).

“Assignee”: as defined in subsection 11.6(b)(i).

“Assignment and Acceptance”: as defined in subsection 11.6(b)(ii)(A).

“Assuming Lenders”: as defined in subsection 2.7(a).

“Assumption Agreement”: as defined in subsection 2.7(b)(ii).

“Attorney Costs”: all reasonable and documented fees and disbursements of any law firm or other external counsel.

“AUD Screen Rate”: with respect to any Interest Period for any Loans in Australian Dollars, the average bid reference rate administered by ASX Benchmarks Pty Limited (I 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period. If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Australian Dollars”: the lawful currency of Australia.

“Available Foreign Currencies”: Euro, Japanese Yen, Australian Dollars, Canadian Dollars, Pounds Sterling, Swiss Francs, Hong Kong Dollars, Singapore Dollars and any other available and freely-convertible non-Dollar currency which are selected by the Parent Borrower and approved by the Administrative Agent and each of the Lenders.

“Available Multicurrency Commitment”: as at any time of determination with respect to any Lender, an amount in Dollars equal to the excess, if any, of (a) the amount of such Lender’s Multicurrency Commitment in effect at such time over (b) the Dollar Equivalent of the Aggregate Multicurrency Outstandings of such Lender at such time.

“Available Revolving Credit Commitment”: as at any time of determination with respect to any Lender, an amount in Dollars equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment in effect at such time over (b) the Aggregate Revolving Credit Outstandings of such Lender at such time.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.6.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that, for the avoidance of doubt, a Bankruptcy Event shall not result solely by virtue of (a) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof or (b) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed, provided, further that, in any such case, such ownership interest or action, as applicable, does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the applicable Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.6.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Available Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, the sum of: (a) Daily Simple SOFR and (b) 0.10%; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of Borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“BHC Act Affiliate”: of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower”: as applicable, the Parent Borrower or the relevant Subsidiary Borrower (collectively, the “Borrowers”).

“Borrowing”: any extension of credit under this Agreement.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2 or Section 4 as a date on which a Borrower requests the Lenders to extend credit, make Loans or issue Letters of Credit hereunder.

“British Pounds Sterling” and “Pounds Sterling” and “Sterling”: the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that, (a) if such day relates to any Multicurrency Loan denominated in a currency other than Euro or Canadian Dollars, such term shall also mean any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable foreign currency or foreign exchange interbank market but shall exclude any day on which banks are not open for general business in the principal financial center of the country of that currency, (b) if such day relates to any Multicurrency Loan denominated in Euro, such term shall also mean a TARGET Day, (c) if such day relates to any Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, a Business Day shall also be any such day that is a U.S. Government Securities Business Day, (d) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CDOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada and (e) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan.

“Calculation Date”: the last Business Day of each calendar month and such other date as may be reasonably determined by the Administrative Agent.

“Canadian Dollars”: the lawful currency of Canada.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (without giving effect to any subsequent changes in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010, or a substantially similar pronouncement, in each case, if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the date hereof).

“CBR Loan”: a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread”: the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“CDOR Rate”: with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the CDOR Screen Rate on the day of the commencement of such Interest Period.

“CDOR Screen Rate”: on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollars Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).

“Central Bank Rate”: (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England’s (or any successor thereto) “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time, (d) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (e) any other Available Foreign Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) zero; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SARON for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest SARON applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period, (d) Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Yen in effect on the last Business Day in such period and (e) any other Available Foreign Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate and the TIBOR Rate on any day shall be based on the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month (or, in the event the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, for deposits in the applicable Agreed Currency is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate or the TIBOR Interpolated Rate, as applicable, as of such time); provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

“Change in Control”: any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 50% or more of any outstanding class of equity interests having ordinary voting power in the election of the directors of the Parent Borrower (other than the aggregate beneficial ownership of the Persons who are officers or directors of the Parent Borrower on the Closing Date) or (B) shall obtain (i) the power (whether or not exercised) to elect a majority of the Parent Borrower’s directors or (ii) the board of directors of the Parent Borrower shall not consist of a majority of Continuing Directors.

“CLO”: as defined in subsection 11.6(b)(ii).

“Closing Date”: the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied (or waived in accordance with subsection 11.1).

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agent”: as defined in the preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Fee Rate”: for each day during each calculation period, a rate per annum equal to (a) until delivery of financial statements for the first fiscal quarter ending after the Closing Date pursuant to subsection 7.1, 0.10%, and (b) at any time thereafter, the rate per annum based on the Consolidated Net Leverage Ratio for such day, as set forth below:

Tier	Consolidated Net Leverage Ratio	Commitment Fee Rate (bps)
I	> 2.25:1.00	17.5
II	≤ 2.25:1.00 but > 2.00:1.00	12.5
III	≤ 2.00:1.00 but > 1.50:1.00	10.0
IV	≤ 1.50:1.00 but > 0.50:1.00	8.0
V	≤ 0.50:1.00	6.0

The applicable Commitment Fee Rate for the purpose of paragraph (b) above will be set on the day which is five Business Days following the receipt by the Administrative Agent of the financial statements referenced in subsection 7.1(a) or subsection 7.1(b), as the case may be, and shall apply until, but not including, the next date on which the applicable Commitment Fee Rate is reset in accordance with the provisions hereof; provided, however, that notwithstanding the foregoing, if any financial statements are not received by the Administrative Agent within the time period relating to such financial statements as provided in subsection 7.1(a) or subsection 7.1(b), as the case may be, the applicable Commitment Fee Rate will be 0.175% until the day which is five Business Days following the receipt by the Administrative Agent of such financial statements; and further provided, however, that the Lenders shall not in any way be deemed to have waived any Event of Default or any remedies hereunder (including, without limitation, remedies provided in Section 9) in connection with the provisions of the foregoing proviso.

“Commitment Increase Date”: as defined in subsection 2.7(a).

“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date.

“Commitments”: the collective reference to the Revolving Credit Commitments, Multicurrency Commitments, Swingline Commitments and L/C Commitment.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period, Consolidated Operating Income plus, without duplication, (a) Consolidated Interest Income, (b) depreciation, (c) amortization, (d) the Designated Charges, (e) to the extent deducted in computing Consolidated Operating Income, stock-based compensation of the Parent Borrower and its Subsidiaries for such period, determined on a consolidated basis, (f) any one-time charges associated with the aggregate amount of write-offs made by the Parent Borrower and its Subsidiaries with respect to facilities and leases for such period for which such determination is made so long as any such charges, when taken together with any amounts pursuant to this clause (f) in any prior period and any amounts in reliance on clause (g) of this definition for such period and in any prior period, do not exceed $75,000,000 in the aggregate and (g) solely to the extent that amounts under clauses (b), (c) and (d) of the definition of “Designated Charges” exceed 10% of Consolidated EBITDA for such period, additional amounts under clause (d) of the definition of “Designated Charges” not otherwise included in Consolidated EBITDA for such period so long as any such amounts (when taken together with any amounts pursuant to this clause (g) in any prior period and any amounts pursuant to the immediately preceding clause (f) for such period or in any prior period) do not exceed $75,000,000 in the aggregate, all determined on a consolidated basis in accordance with GAAP.

In addition, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, Acquired EBITDA of any Person, business or property in which the Parent Borrower or any of its Subsidiaries makes an investment during such period (but not the Acquired EBITDA of any related Person, business or property to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Parent Borrower or such Subsidiary during such period (each such Person, business or property acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); and (B) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, business or property transferred or otherwise disposed of, closed or classified as discontinued operations by the Parent Borrower or any of its Subsidiaries in a transaction permitted hereunder during such period (each such Person, property, business so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Gross Profit”: for any period, net sales less cost of sales of the Parent Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

“Consolidated Interest Income”: for any period, the interest income of the Parent Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

“Consolidated Net Debt”: at any date of determination, (a) Consolidated Total Debt minus (b) Unrestricted Cash in an aggregate amount not to exceed $250,000,000.

“Consolidated Net Leverage Ratio”: at any date of determination, the ratio of (a) Consolidated Net Debt on such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on (or most recently ended prior to) such date.

“Consolidated Operating Expenses”: for any period, total expenses related to salaries, employee benefits and general and administrative expenses of the Parent Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

“Consolidated Operating Income”: for any period, Consolidated Gross Profit less Consolidated Operating Expenses of the Parent Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

“Consolidated Total Assets”: at any date of determination, the net book value of all assets of the Parent Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

“Consolidated Total Debt”: at any date of determination, the aggregate amount of all Indebtedness of the Parent Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022. For the avoidance of doubt, Indebtedness permitted pursuant to clause 8.3(b)(ix) shall not be included in Consolidated Total Debt.

“Continuing Directors”: as to the Parent Borrower, the directors of the Parent Borrower on the Closing Date and each other director of the Parent Borrower whose nomination for election to the Board of Directors of Parent Borrower is recommended by a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 11.21.

“Credit Party”: the Administrative Agent, the Issuing Lenders, the Swingline Lenders or any other Lender.

“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Swiss Francs, SARON for the day that is 5 Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (iii) Dollars, Daily Simple SOFR and (b) zero. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the applicable RFR without notice to the Borrower.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SOFR Loans”: Revolving Credit Loans bearing interest at a rate per annum determined by reference to Adjusted Daily Simple SOFR.

“Default”: any event or circumstance that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Designated Charges”: for any period, to the extent deducted in computing Consolidated Operating Income, the aggregate of total (a) extraordinary, unusual or non-recurring charges and expenses, (b) restructuring, consolidation, transaction, integration or other similar charges and expenses, (c) cost savings as a result of a reduction in force, salary, benefit and other related reductions and pro forma “run-rate” cost savings related to acquisitions and (d) any non-cash charge, loss or expense that relates to the write-down or material impairment of any Subsidiary of the Parent Borrower; provided that the aggregate amount under clauses (b), (c) and, subject to clause (g) of the definition of Consolidated EBITDA, (d) for any applicable period shall not exceed 10% of Consolidated EBITDA for such period, in each case, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

“Disclosed Matters”: the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.10.

“Disposed EBITDA”: with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Parent Borrower and its Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business (but excluding Consolidated EBITDA of any related Person or business not disposed of by Parent Borrower or its Subsidiaries that would otherwise be included in a consolidated calculation).

“Disposition” or “Dispose”: the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Value”: (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such Disposition in good faith by the Parent Borrower, and (b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Equity Interests of such Subsidiary (assuming, in making such calculations, that all securities convertible into such Equity Interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the Disposition thereof, in good faith by the Parent Borrower.

“Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent in accordance with the provisions of the next sentence. In making any determination of the Dollar Equivalent for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any Borrowing Date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the interest rate for such Loans is determined pursuant to the provisions of this Agreement and the other Loan Documents.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws”: all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, written notices or written and binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the pollution or the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any explosive or radioactive substances or wastes or any hazardous or toxic substances, pollutants or wastes or workers health and safety requirements.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) a claim made pursuant to any written contract, agreement or other written and binding consensual arrangement pursuant to which liability is assumed or imposed by or on the Parent Borrower or any of its Subsidiaries with respect to any of the foregoing.

“Equity Interests”: any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any Person, trade or business (whether or not incorporated) that, together with the Parent Borrower, is treated as a single employer under Section 4001(b)(1) of ERISA or under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) prior to January 1, 2017, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by the Parent Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (i) the receipt by the Parent Borrower or any ERISA Affiliate of any notice (x) imposing withdrawal liability under Title IV of ERISA or (y) stating that a Multiemployer Plan is, or is reasonably expected to be, Insolvent (within the meaning of Title IV of ERISA).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Interpolated Rate”: at any time, with respect to any Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBOR Rate”: with respect to any Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Euro”: the single currency of Participating Member States of the European Union.

“Event of Default”: any of the events specified in Section 9.

“Exchange Rate”: with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., Local Time, on such date. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Spot Rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 11:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such Spot Rate can reasonably be quoted, the Administrative Agent after consultation with the Parent Borrower may use any reasonable method as the Administrative Agent deems applicable to determine such rate, and such determination shall be conclusive absent manifest error. The Administrative Agent shall determine the Exchange Rate on each Calculation Date. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) or other determination, shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than subsection 11.16 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between US Dollars and Available Foreign Currencies.

“Excluded Swap Obligation”: with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Guarantor and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(d) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: the Amended and Restated Credit Agreement, dated as of August 20, 2021, among the Parent Borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders, JPMCB, as administrative agent for the lenders thereunder, U.S. Bank, as syndication agent and JPMCB and U.S. Bank, as joint lead arrangers and joint bookrunners.

“Existing Letters of Credit”: those letters of credit which are individually described on Schedule II.

“Fair Market Value”: at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank”: any bank in the Federal Reserve System of the United States of America.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Commencement Date”: the Closing Date.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are Capital Lease Obligations on a balance sheet of the lessee.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted CDOR Rate, Adjusted LIBO Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate or each Daily Simple RFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate, Adjusted CDOR Rate, Adjusted LIBO Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate and each Daily Simple RFR shall be 0.00%.

“Foreign Lender”: any Lender, Issuing Lender or Swingline Lender that is not a U.S. Person.

“Foreign Obligor”: a Subsidiary Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary”: any Subsidiary incorporated or otherwise organized in any jurisdiction outside the United States of America, its territories and possessions.

“Funding Commitment Percentage”: as at any date of determination, with respect to any Lender, that percentage which the Available Revolving Credit Commitment of such Lender then constitutes of the Aggregate Available Revolving Credit Commitments.

“GAAP”: generally accepted accounting principles in the United States of America consistently applied with respect to those utilized in preparing the audited financial statements referred to in subsection 5.1.

“Governmental Authority”: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supranational bodies (such as the European Union or the European Central Bank).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other unrelated third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors”: any Subsidiary of the Parent Borrower which guarantees (a) any Indebtedness under the Term Loan Credit Agreement or (b) any of the Indebtedness or other obligations incurred under the Note Purchase Agreements, as amended, or any other debt securities or bank debt issued by any Borrower in an aggregate principal amount exceeding $200,000,000 (it being understood that undrawn commitments in respect of bank credit facilities shall not constitute “bank debt” for purposes of this definition) and has entered into a Guarantee in the form of Exhibit I (or such other agreement in form and substance reasonably acceptable to the Majority Lenders).

“Hazardous Material”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, to the extent regulated pursuant to any Environmental Law.

“Hedging Agreement”: any interest rate protection agreement, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HKD Screen Rate”: with respect to any Interest Period for any Loans in Hong Kong Dollars, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. Hong Kong time two business days prior to the commencement of such Interest Period. If the HKD Screen Rate shall be less than zero, the HKD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Hong Kong Dollars”: the lawful currency of Hong Kong.

“Impacted Interest Period”: has the meaning assigned to it in the definition of “LIBO Rate.”

“Increasing Lenders”: as defined in subsection 2.7(a).

“Incremental Loan Effective Date”: as defined in subsection 2.8.

“Incremental Term Facility”: as defined in subsection 2.8.

“Incremental Term Lender”: as defined in subsection 2.8.

“Incremental Term Loan”: as defined in subsection 2.8.

“Incremental Term Loan Amendment”: as defined in subsection 2.8.

“Incremental Term Loan Commitment”: as defined in subsection 2.8.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all indebtedness of such Person, determined in accordance with GAAP, arising out of a Receivables Transaction, (h) all Guarantee Obligations of such Person; (i) all obligations of such Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, however, that in the event that liability of such Person is non-recourse to such Person and is recourse only to specified property owned by such Person, the amount of Indebtedness attributed thereto shall not exceed the greater of the Fair Market Value of such property or the net book value of such property, and (j) for the purposes of the definition of “Material Indebtedness” only (except to the extent otherwise included above), all obligations of such Person in respect of Swap Agreements; provided that for the purposes of the definition of “Material Indebtedness,” the “principal amount” of the obligations of such Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is actually liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not actually liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the relevant Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Election Request”: a request by any Borrower to convert or continue a Borrowing in accordance with Section 3.2.

“Interest Payment Date”: (a) as to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Termination Date; (b) as to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Termination Date, (c) as to any Term Benchmark Loan having an Interest Period of three months or less, (1) the last day of such Interest Period and (2) the Termination Date; (d) as to any Term Benchmark Loan having an Interest Period longer than three months, (1) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period, (2) the last day of such Interest Period and (3) the Termination Date; and (e) as to any Swingline Loan, the earlier to occur of (i) the maturity date thereof and (ii) the date the same shall have been prepaid in accordance with the provisions of this Agreement.

“Interest Period”: means (x) with respect to any Term Benchmark Loan denominated in any Agreed Currency (other than Canadian dollars), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect and (y) with respect to any Term Benchmark Loans denominated in Canadian dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter (subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed

Currency), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 3.6(e) shall be available for specification in such Borrowing request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rates) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select.

“IRS”: The United States Internal Revenue Service and any successor governmental agency performing a similar function.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender”: each of JPMCB and U.S. Bank, each in its capacity as issuer of any Letter of Credit, and their respective successors. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” or “Yen”: the official legal currency of Japan.

“Joint Lead Arrangers”: collectively, JPMCB and U.S. Bank, in their capacities as joint lead arrangers and joint bookrunners.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Judgment Currency”: as defined in subsection 11.16.

“L/C Commitment”: the obligation of the Issuing Lenders to issue Letters of Credit pursuant to Section 4 with respect to which the resulting L/C Obligations at any one time outstanding shall not exceed $30,000,000.

“L/C Exposure”: of any Revolving Lender at any time, the Revolving Credit Commitment Percentage of the L/C Obligations at such time.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to subsection 4.5.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lenders.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto, and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Approved Fund.

“Letters of Credit”: as defined in subsection 4.1(a).

“LIBO Rate”: with respect to any Borrowing denominated in a Non-Quoted Currency and for any Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency as of the Specified Time and on the Quotation Day for such Non-Quoted Currency and Interest Period; provided that if any Local Screen Rate, shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the applicable Local Screen Rate is not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate (provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: any Revolving Credit Loan, extension of credit under or pursuant to Section 4, or Swingline Loan, as the case may be.

“Loan Documents”: this Agreement, any Notes, the JPM Fee Letter (as defined in subsection 2.5(b)), the USB Fee Letter (as defined in subsection 2.5(b)), each Application, any Guarantee executed and delivered pursuant to subsection 7.12, each Subsidiary Borrower Designation and each Subsidiary Borrower Request executed and delivered pursuant to Section 2.10 and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement.

“Local Screen Rates”: the AUD Screen Rate, the CDOR Screen Rate, the HKD Screen Rate and the SGD Screen Rate.

“Local Time”: (a) in the case of a Loan, Borrowing or Letter of Credit disbursement denominated in Dollars, New York City time or (b) in the case of a Loan or Borrowing denominated in an Available Foreign Currency, local time at the place of funding (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Majority Lenders”: (a) at any time prior to the termination of the Revolving Credit Commitments, Lenders whose Revolving Credit Commitment Percentages aggregate more than 50%; and (b) notwithstanding the foregoing, for purposes of declaring the Loans to be due and payable pursuant to Section 9, and at any time after the termination of the Revolving Credit Commitments, Lenders whose Aggregate Revolving Credit Outstandings aggregate more than 50% of the Aggregate Revolving Credit Outstandings of all Lenders.

“Margin Stock”: margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries, taken as a whole, or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder, provided that events, developments or circumstances (“Changes”) (including general economic or political conditions) generally affecting the Parent Borrower’s industry which are not reasonably likely to have a material adverse effect on (x) the business, assets, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries, taken as a whole, or (y) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or Lenders thereunder, will not be deemed Changes for purposes of determining whether a Material Adverse Effect shall have occurred.

“Material Indebtedness”: (a) Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Parent Borrower and its Subsidiaries in an aggregate principal amount exceeding $200,000,000 and (b) any Indebtedness under the Term Loan Credit Agreement.

“Multicurrency Commitment”: as to any Lender, the obligation of such Lender to make Multicurrency Loans to the Borrowers hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the heading “Multicurrency Commitment,” and that such amount may be modified from time to time in accordance with the provisions of this Agreement.

“Multicurrency Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Multicurrency Commitment at such time constitutes of the Aggregate Multicurrency Commitments at such time; provided that (1) solely for purposes of determining each Multicurrency Commitment Percentage pursuant to Section 2.1 in respect of any Loans denominated in Singapore Dollars, if MUFG Bank, Ltd. in its sole discretion declines to make a Loan denominated in Singapore Dollars, MUFG Bank, Ltd. shall be deemed to have a Multicurrency Commitment of $0, including for purposes of calculating the Aggregate Multicurrency Commitments, and (2) solely for purposes of determining each Multicurrency Commitment Percentage pursuant to Section 2.1 in respect of any Loans denominated in Swiss Francs, The Bank of New York Mellon shall be deemed to have a Multicurrency Commitment of $0, including for purposes of calculating the Aggregate Multicurrency Commitments.

“Multicurrency Funding Commitment Percentage”: as at any date of determination, with respect to any Lender, that percentage which the Available Multicurrency Commitment of such Lender then constitutes of the Aggregate Available Multicurrency Commitments; provided that (1) solely for purposes of determining the Multicurrency Funding Commitment Percentage pursuant to Section 2.2(c) in respect of any Loans denominated in Singapore Dollars, if MUFG Bank, Ltd. in its sole discretion declines to make a

Loan denominated in Singapore Dollars, MUFG Bank, Ltd. shall be deemed to have an Available Multicurrency Commitment of $0, including for purposes of calculating the Aggregate Available Multicurrency Commitments and (2) solely for purposes of determining the Multicurrency Funding Commitment Percentage pursuant to Section 2.2(c) in respect of any Loans denominated in Swiss Francs, The Bank of New York Mellon shall be deemed to have a Available Multicurrency Commitment of $0, including for purposes of calculating the Aggregate Available Multicurrency Commitments.

“Multicurrency Loans”: Revolving Credit Loans made in Available Foreign Currencies.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Quoted Currency”: Australian Dollars, Hong Kong Dollars and Singapore Dollars.

“Note Purchase Agreements”: (a) the Third Amended and Restated Master Note Facility, dated as of October 20, 2021, by and among Henry Schein, Inc., NYL Investors LLC (“New York Life”), and each New York Life affiliate party thereto, (b) the Third Amended and Restated Multicurrency Private Shelf Agreement, dated as of October 20, 2021, by and among Henry Schein, Inc., PGIM, Inc. (“Prudential”) and each Prudential affiliate party thereto and, (c) the Multicurrency Private Shelf Agreement, dated as of October 20, 2021, by and among Henry Schein, Inc., AIG Asset Management (U.S.), LLC (“AIG”) and each AIG affiliate party thereto and (d) the Third Amended and Restated Multicurrency Master Note Purchase Agreement, dated as of October 20, 2021, by and among Henry Schein, Inc., MetLife Investment Management Limited and MetLife Investment Management, LLC (together with MetLife Investment Management Limited, “MetLife”) and each MetLife affiliate party thereto, each as amended, restated, amended and restated or otherwise modified from time to time.

“Notes”: the collective reference to any Revolving Credit Notes and any Swingline Notes.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the relevant Borrower under this Agreement and the other Loan Documents to which it is a party (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents, Swap Agreements entered into with Lenders or their Affiliates or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all Attorney Costs of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Borrower pursuant to the terms of this Agreement or any other Loan Document).

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to subsection 3.13).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Borrower”: as defined in the preamble hereto.

“Participant”: as defined in subsection 11.6(c).

“Participant Register”: as defined in subsection 11.6(c).

“Participating Member State”: any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment”: as defined in subsection 10.11(c).

“Payment Notice”: as defined in subsection 10.11(c).

“PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person”: an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA and which is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, and in respect of which the Parent Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which the Parent Borrower or an ERISA Affiliate contributes or has an obligation to contribute.

“Plan Asset Regulations”: 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Protesting Lender”: as defined in subsection 2.10(b).

“QFC”: the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 11.21.

“Quotation Day”: with respect to any Borrowing for any Interest Period, (i) if the currency is Australian Dollars or Canadian Dollars, the first day of such Interest Period and (ii) for any other currency, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Receivables”: any accounts receivable of any Person, including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles, and all proceeds thereof and rights (contractual and other) and collateral related thereto.

“Receivables Subsidiary”: any special purpose, bankruptcy-remote Subsidiary that purchases Receivables generated by the Parent Borrower or any of its Subsidiaries.

“Receivables Transaction”: any transaction or series of transactions providing for the financing of Receivables of the Parent Borrower or any of its Subsidiaries, involving one or more sales, contributions or other conveyances by the Parent Borrower or any of its Subsidiaries of its/their Receivables to Receivables Subsidiaries which finance the purchase thereof by means of the incurrence of Indebtedness or otherwise. Notwithstanding anything contained in the foregoing to the contrary: (a) no portion of the Indebtedness (contingent or otherwise) with respect to any Receivables Transactions shall (i) be guaranteed by the Parent Borrower or any of its Subsidiaries, (ii) involve recourse to the Parent Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary), or (iii) require or involve any credit support or credit enhancement from the Parent Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary), provided that the Parent Borrower and its Subsidiaries will be permitted to agree to representations, warranties, covenants and indemnities that are reasonably customary in accounts receivable securitization transactions of the type contemplated (none of which representations, warranties, covenants or indemnities will result in recourse to the Parent Borrower or any of its Subsidiaries (other than the relevant Receivables Subsidiary) beyond the limited recourse that is reasonably customary in accounts receivable securitization transactions of the type contemplated); and (b) the securitization facility and structure relating to such Receivables Transactions shall be on market terms and conditions customary for Receivables transactions of the type contemplated.

“Recipient”: (a) the Administrative Agent or (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, (3) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (4) if such Benchmark is the TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (5) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (6) if the RFR for such Benchmark is SARON, then five Business Days prior to such setting (7) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting, (8) if such Benchmark is the CDOR Rate, 11:00 a.m. Toronto local time on the same day of such setting or (9) if such Benchmark is none of the Term SOFR Rate, any LIBO Rate, the CDOR Rate, the EURIBOR Rate, the TIBOR Rate, SONIA, Daily Simple SOFR or SARON, the time determined by the Administrative Agent in its reasonable discretion.

“Refunded Swingline Loans”: as defined in subsection 2.4.

“Refunding Date”: as defined in subsection 2.4.

“Register”: as defined in subsection 11.6(b)(iv).

“Regulation D”: Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T”: Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U”: Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X”: Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation”: the obligation of the Parent Borrower to reimburse the Issuing Lenders pursuant to subsection 4.5 for amounts drawn under Letters of Credit.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person or such Person’s Affiliates.

“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (vi) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (vii) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in any Non-Quoted Currency, the Adjusted LIBO Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, (v) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted CDOR Rate, as applicable or (vi) with respect to any Borrowing denominated in Sterling, Swiss Francs or, if applicable pursuant to Section 3.6, Dollars, the applicable Daily Simple RFR, as applicable.

“Relevant Screen Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate or (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Screen Rate, as applicable.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: with respect to any Person, the chief executive officer and the president of such Person as well as, in the case of any Borrower, the Vice President, the Senior Vice President and General Counsel, the Chief Financial Officer and the Treasurer, and in the case of any Guarantor (if any), a duly elected Vice President of such Guarantor (if any), or, with respect to financial matters, the chief financial officer and the treasurer of such Person.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrowers and to acquire participations in Letters of Credit and Swingline Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the heading “Revolving Credit Commitment,” as such amount may be modified from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment at such time constitutes of the Aggregate Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments have terminated or expired, the percentage which (a) the Aggregate Revolving Credit Outstandings of such Lender at such time then constitutes of (b) the Aggregate Revolving Credit Outstandings of all Lenders at such time).

“Revolving Credit Loans”: as defined in subsection 2.1.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans held by such Lender then outstanding and (b) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding.

“Revolving Lender”: each Lender that has a Revolving Credit Commitment hereunder or that holds Revolving Credit Loans.

“RFR”: for any RFR Loan denominated in (a) Sterling, SONIA, (b) Swiss Francs, SARON and (c) Dollars, Daily Simple SOFR.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day”: for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich and (c) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day”: has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan”: a Loan that bears interest at a rate based on Daily Simple RFR.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, HM’s Treasury of the United Kingdom or other relevant sanctions authority (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or HM’s Treasury of the United Kingdom or other relevant sanctions authority.

“SARON”: with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator”: the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website”: SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Screen Rate”: the Relevant Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC”: the U.S. Securities and Exchange Commission.

“SGD Screen Rate”: with respect to any Interest Period for any Loans in Singapore Dollars, the rate administered by the Association of Banks in Singapore (or any other Person that takes over the administration of such rate) for Singapore Dollars with a tenor equal to such Interest Period displayed on page ABSFIX01 of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 12:00 p.m. (London time) two business days prior to the commencement of such Interest Period. If the SGD Screen Rate shall be less than zero, the SGD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Significant Subsidiary”:

(a) each domestic (i.e., incorporated or organized in the United States or any state or territory thereof; hereinafter, “domestic”) wholly-owned Subsidiary or other entity formed or acquired by the Parent Borrower or any direct or indirect Subsidiary (whether existing at the date hereof, or formed or acquired after the date hereof), if such Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed five percent of the domestic “Consolidated Total Assets,” valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter;

(b) each Domestic Subsidiary or entity (whether existing at the date hereof, or formed or acquired after the date hereof) in which the Parent Borrower or any Guarantor (if any) has, directly or indirectly, a 66.67% or greater but less than 100% ownership interest which becomes or is a Subsidiary if such Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed five percent of the domestic “Consolidated Total Assets,” valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter; and

(c) each Subsidiary Borrower.

“Singapore Dollars”: the lawful currency of Singapore.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business”: as defined in the definition of “Consolidated EBITDA”.

“SONIA”: with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website”: means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified SEC Filings”: the Parent Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 21, 2023 and the Parent Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended April 1, 2023 filed with the SEC on May 9, 2023.

“Specified Time”: (i) in relation to a Loan in Australian Dollars, as of 11:00 a.m., Sydney, Australia time, (ii) in relation to a Loan in Canadian Dollars, as of 10:15 a.m. Toronto, Ontario time, (iii) in relation to a Loan in Hong Kong Dollars, as of 11:30 a.m., Hong Kong time and (iv) in relation to a Loan in Singapore Dollars, as of 12:00 p.m., London time.

“Spot Rate”: for a currency, the rate quoted by JPMCB as the spot rate for the purchase by JPMCB of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York time, on the date two Business Days prior to the date on which the foreign exchange transaction is made.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, Adjusted EURIBOR Rate, Adjusted CDOR Rate or Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”: as to any Person (“parent”), a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower”: any Subsidiary of the Parent Borrower (a) which is designated as a Subsidiary Borrower by the Parent Borrower pursuant to a Subsidiary Borrower Designation, (b) which has delivered to the Administrative Agent a Subsidiary Borrower Request and (c) whose designation as a Subsidiary Borrower has not been terminated pursuant to Section 2.10(d).

“Subsidiary Borrower Designation”: a designation, substantially in the form of Exhibit K-1 or any other form approved by the Administrative Agent, which may be delivered by the Parent Borrower and shall be accompanied by a Subsidiary Borrower Request.

“Subsidiary Borrower Request”: a request, substantially in the form of Exhibit K-2 or any other form approved by the Administrative Agent, which is received by the Administrative Agent in connection with a Subsidiary Borrower Designation.

“Subsidiary Stock”: with respect to any Person, the Equity Interests of any Subsidiary of such Person.

“Supported QFC”: has the meaning assigned to it in Section 11.21.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Commitment”: as to any Revolving Lender (i) the amount set forth opposite such Revolving Lender’s name on Schedule IB hereof or (ii) if such lender has entered into an Assignment and Acceptance, the amount set forth for such lender as its Swingline commitment in the Register maintained by the Administrative Agent pursuant to Section 11.6(b). The initial aggregate amount of the Swingline Lenders’ Swingline Commitment is $100,000,000.00.

“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) the Revolving Credit Commitment Percentage of the Aggregate Swingline Outstandings at such time related to Swingline Loans other than any Swingline Loans made by such Revolving Lender in its capacity as a Swingline Lender and (b) if such Revolving Lender shall be a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Revolving Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lenders”: JPMCB and each Revolving Lender listed in Schedule IB hereof, each in its capacity as a lender of Swingline Loans.

“Swingline Loans”: as defined in subsection 2.3.

“Swingline Note”: as defined in subsection 3.15(e).

“Swingline Participation Amount”: as defined in subsection 2.4(c).

“Swiss Francs”: the lawful currency of Switzerland.

“Syndication Agent”: as defined in the preamble hereto.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day”: any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined in good faith by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted CDOR Rate or the applicable Local Screen Rate.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of July 11, 2023, among inter alias the Parent Borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders, JPMCB, as administrative agent for the lenders thereunder, U.S. Bank National Association, as syndication agent, as amended, restated, amended and restated or otherwise modified from time to time.

“Term SOFR Determination Day”: has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date”: (a) July 11, 2028, or (b) such earlier date upon which the Aggregate Revolving Credit Commitments may be terminated in accordance with the terms hereof.

“TIBOR Interpolated Rate”: at any time, with respect to any Borrowing denominated in Yen and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the TIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the TIBOR Screen Rate for the longest period (for which the TIBOR Screen Rate is available for Yen) that is shorter than the Impacted TIBOR Rate Interest Period; and (b) the TIBOR Screen Rate for the shortest period (for which the TIBOR Screen Rate is available for Yen) that exceeds the Impacted TIBOR Rate Interest Period, in each case, at such time; provided that, if any TIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“TIBOR Rate”: with respect to any Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate at approximately 11:00 a.m., Japan time, two Business Days prior to the commencement of such Interest Period; provided that, if the TIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted TIBOR Rate Interest Period”) with respect to Yen then the TIBOR Rate shall be the TIBOR Interpolated Rate.

“TIBOR Screen Rate”: the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. Japan time two Business Days prior to the commencement of such Interest Period. If the TIBOR Screen Rate shall be less than zero, the TIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Transferee”: as defined in subsection 11.6(e).

“Type”: as to any Revolving Credit Loan, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted LIBO Rate, the Adjusted CDOR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the ABR or a Daily Simple RFR.

“USB Fee Letter”: as defined in Section 2.5(b).

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash”: as at any date of determination, the aggregate amount of cash and cash equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, to the extent such cash and cash equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations or (b) classified as “restricted”.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: a “United States person” as defined by section 7701(a)(30) of the Code.

“Withholding Agent”: the Parent Borrower and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents delivered pursuant hereto.

(b) As used herein or in any of the other Loan Documents, accounting terms relating to the Parent Borrower and its Subsidiaries not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1, but only to the extent not so defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP or in the manner in which the Parent Borrower shall be required or permitted to disclose its financial results in its filings with the SEC (i.e., a change which is inconsistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and as calculated consistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” Each reference to “basis points” or “bps” shall be interpreted in accordance with the convention that 100 bps = 1.0%.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Rounding

Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4 References to Agreements and Laws

Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

1.5 Interest Rates.

The interest rate on a Loan denominated in dollars or an Available Foreign Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.6(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement, any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Credit Commitments

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) in Dollars or in any Available Foreign Currency to any Borrower from time to time during the Commitment Period so long as after giving effect thereto (and after giving effect to any application of proceeds of such Borrowing pursuant to subsection 2.9) (i) the Available Revolving Credit Commitment of each Lender is greater than or equal to zero, (ii) the Aggregate Revolving Credit Outstandings of all Lenders do not exceed the Aggregate Revolving Credit Commitments, (iii) the Aggregate Multicurrency Outstandings of all Lenders do not exceed the Aggregate Multicurrency Commitments and (iv) the Aggregate Multicurrency Outstandings of each Lender do not exceed the Multicurrency Commitments of such Lender. All Revolving Credit Loans shall be made by the Lenders on a pro-rata basis in accordance with their respective Revolving Credit Commitment Percentages (or in accordance with their Multicurrency Commitment Percentage for Multicurrency Loans; provided that (1) MUFG Bank, Ltd. shall have no obligation to make any Loan denominated in Singapore Dollars and (2) The Bank of New York Mellon shall have no obligation to make any Loan denominated in Swiss Francs). During the Commitment Period, any Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Any Lender may cause its Multicurrency Loans to be made by any branch, affiliate or international banking facility of such Lender, provided, that such Lender shall remain responsible for all of its obligations hereunder and no additional Taxes, costs or other burdens shall be imposed upon any Borrower or the Administrative Agent as a result thereof.

(b) The Revolving Credit Loans may from time to time be (i) Term Benchmark Loans, (ii) RFR Loans (other than any Revolving Credit Loans denominated in Dollars, subject to Section 3.6), (iii) ABR Loans or (iv) a combination thereof, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 3.2, provided that (x) each Multicurrency Loan shall be a Term Benchmark Loan or an RFR Loan, (y) ABR Loans shall be available only to the Parent Borrower and any Subsidiary Borrower that is a Domestic Subsidiary and (z) no Revolving Credit Loan shall be made as a Term Benchmark Loan after the day that is one month prior to the Termination Date.

2.2 Procedure for Revolving Credit Borrowing

(a) Any Borrower may request a Revolving Credit Loan during the Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be Term Benchmark Loans in Dollars,

Euros, Canadian Dollars or Yen, (b) 11:00 A.M., New York City time, five Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be RFR Loans in Pounds Sterling, Swiss Francs or, subject to Section 3.6, Dollars, (c) 11:00 A.M., Local Time, four Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be Term Benchmark Loans in Available Foreign Currencies other than Pounds Sterling, Euros, Canadian Dollars, Swiss Francs or Yen, and (c) 12:00 Noon, New York City time, on the requested Borrowing Date, with respect to ABR Loans. Each such borrowing request may be given (i) in the case of a Loan other than a Multicurrency Loan, by telephone or by delivery of a written Borrowing request and (ii) in the case of a Multicurrency Loan, by delivery of a written Borrowing request. Any such written Borrowing request shall be substantially in the form of Exhibit A, duly completed and executed by such Borrower. Any such telephonic Borrowing request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing request which shall be substantially in the form of Exhibit A, duly completed and executed by such Borrower.

(b) Each Borrowing request shall specify (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be comprised of Term Benchmark Loans, RFR Loans, ABR Loans or a combination thereof, (iv) if the borrowing is to be entirely or partly comprised of Term Benchmark Loans, the amount of such Term Benchmark Loan and the length of the initial Interest Period therefor, (v) if the borrowing is to be entirely or partly comprised of Multicurrency Loans, the requested Available Foreign Currency and the amount of such borrowing, and (vi) the account into which the amount is to be paid.

(c) Each borrowing under the Revolving Credit Commitments (other than a borrowing under subsections 2.4 and 4.2) shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the Aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Term Benchmark Loans and RFR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Lender thereof. Prior to (a) 11:00 A.M. New York City time in the case of Term Benchmark Loans denominated in Dollars, (b) 12:00 Noon, Local Time in the case of each Multicurrency Loan (other than Swiss Francs) and 8:00 A.M., Local Time in the case of each Loan denominated in Swiss Francs, (c) 2:00 P.M. New York City time in the case of ABR Loans, on the Borrowing Date requested by such Borrower in accordance with the provisions hereof, each Lender will make an amount equal to its Funding Commitment Percentage (or Multicurrency Funding Commitment Percentage in the case of Multicurrency Loans; provided that (1) MUFG Bank, Ltd. shall have no obligation to make any Loan denominated in Singapore Dollars and (2) The Bank of New York Mellon shall have no obligation to make any Loan denominated in Swiss Francs) of the principal amount of the Revolving Credit Loans requested to be made on such Borrowing Date available to the Administrative Agent for the account of such Borrower at the New York office of the Administrative Agent specified in subsection 11.2 or, in the case of any Multicurrency Loan, in the city of the Administrative Agent’s Applicable Payment Office for such currency and at such Applicable Payment Office for such currency (or such other funding office or bank as specified from time to time by the Administrative Agent by notice to such Borrower and the Lenders) in funds immediately available (in the relevant Available Foreign Currency for Multicurrency Loans), to the Administrative Agent. Such borrowing will then be made available to such Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 Swingline Commitment. Subject to the terms and conditions hereof, each Swingline Lender severally may, but shall have no obligation to, make a portion of the credit otherwise available to the Parent Borrower under the Revolving Credit Commitments from time to time during the Commitment Period by making swingline Loans (“Swingline Loans”) in Dollars to the Parent Borrower so long as after giving effect thereto (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender does not exceed such Swingline Lender’s Swingline Commitment, (ii) the Aggregate Revolving Credit Outstandings of such Swingline Lender does not exceed its Commitment, (iii) the Aggregate Swingline Outstandings shall not exceed the aggregate Swingline Commitments and (iv) the Aggregate Revolving Credit Outstandings of all Lenders shall not exceed the Aggregate Revolving Credit Commitments; provided that a Swingline Loan may not be used to refinance an outstanding Swingline Loan. During the Commitment Period, the Parent Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. All repayments under this Agreement on account of Swingline Loans shall be made in Dollars in immediately available funds to the Administrative Agent for the account of the applicable Swingline Lender not later than 1:00 p.m., New York City time, on the day any such payment is due to the office of JPMCB specified in subsection 11.2.

2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans

(a) Whenever the Parent Borrower desires that a Swingline Lender make a Swingline Loan, it shall give the Administrative Agent irrevocable written notice, which shall be substantially in the form of Exhibit B, duly completed and executed by the Parent Borrower, by telecopy or email. Such written notice must be received by the Administrative Agent not later than 12:00 noon New York City time, on the proposed Borrowing Date, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Parent Borrower. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment to the total Swingline Commitments of all of the Swingline Lenders) available to the Parent Borrower by means of a credit to an account of the Parent Borrower with the Administrative Agent designated for such purpose by 3:00 p.m., New York City time, on the requested date of such Swingline Loans. The Administrative Agent shall give the other Lenders prompt notice of each extension by such Swingline Lender of a Swingline Loan.

(b) Any Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Parent Borrower (which hereby irrevocably directs each Swingline Lender to act on its behalf), by written notice given to the Administrative Agent, request each Lender (including each Swingline Lender in its capacity as a Lender having a Revolving Credit Commitment) to make, and each Lender hereby agrees to make, a Daily Simple SOFR Loan, in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay each Swingline Lender. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Revolving Credit Commitment Percentage of such Swingline Loans. Each Lender shall promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), make the amount of such Daily Simple SOFR Loan available to the Administrative Agent at the New York office of the Administrative Agent specified in subsection 11.2 in immediately available funds. The proceeds of such Daily Simple SOFR Loans shall be immediately made available by the Administrative Agent to such Swingline Lenders for application by such Swingline Lender to the repayment of the Refunded Swingline Loans. The Parent Borrower irrevocably authorizes such Swingline Lender to charge the Parent Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the

Lenders are not sufficient to repay in full such Refunded Swingline Loans if such deficiency is not otherwise reimbursed by the Parent Borrower on the Business Day following a written request for such reimbursement to the Parent Borrower by such Swingline Lender (without prejudice to any rights Borrower may have against any such Lender which did not provide its pro rata portion to repay in full such Refunded Swingline Loans). If such amount is not in fact made available to the Administrative Agent by any Lender, such Swingline Lender shall be entitled to recover such amount on demand from such Lender together with accrued interest thereon for each day from the date such amount is required to be paid, at the Federal Funds Effective Rate. If such Lender does not pay such amount as provided above, and until such time as such Lender makes the required payment, such Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents other than those provisions requiring the other Lenders to purchase a participation therein, and all amounts paid or payable by the Parent Borrower on account of Swingline Loans which would otherwise comprise such Lender’s Swingline Participation Amount (had such Lender purchased and funded its participation therein) shall continue to be for the sole account of such Swingline Lender. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to any Letters of Credit (or its participation interests therein) and any other amounts due to it hereunder to such Swingline Lender to fund Daily Simple SOFR Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase and fund pursuant to this subsection 2.4(b), until such amount has been purchased and funded.

(c) If, prior to the time a Daily Simple SOFR Loan would have otherwise been made pursuant to subsection 2.4(b), one of the events described in subsections 9(f) or (g) shall have occurred and be continuing with respect to the Parent Borrower or if for any other reason, as determined by each Swingline Lender in its sole discretion, Daily Simple SOFR Loans may not be made as contemplated by subsection 2.4(b), each Lender shall, on the date such Daily Simple SOFR Loan was to have been made pursuant to the notice referred to in subsection 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to such Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Credit Commitment Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Daily Simple SOFR Loans, and upon the purchase of any such participating interest the then outstanding Swingline Loans shall bear interest at the rate then applicable to Daily Simple SOFR Loans.

(d) Whenever, at any time after any Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(e) Each Lender’s obligation to make the Loans referred to in subsection 2.4(b) and to purchase participating interests pursuant to subsection 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Parent Borrower may have against any Swingline Lender, the Parent Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower; (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

2.5 Fees

(a) Commitment Fee. The Parent Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Fee Commencement Date to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Revolving Credit Commitment of such Lender (regardless of usage) during the period for which payment is made, payable quarterly in arrears on the date that is 15 days following the last Business Day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) Arrangement and Agency Fees. The Parent Borrower shall pay (i) an arrangement fee to JPMCB, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the letter agreement, dated June 16, 2023 (the “JPM Fee Letter”), between the Parent Borrower and JPMCB and (ii) an arrangement fee to the Syndication Agent for the Syndication Agent’s own account, in the amounts and at the times specified in the letter agreement, dated the date hereof (the “USB Fee Letter”), between the Parent Borrower and the Syndication Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

2.6 Termination or Reduction of Commitments

The Parent Borrower shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Aggregate Revolving Credit Commitments or, from time to time, to reduce the amount of the Aggregate Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, either (a) the Aggregate Available Revolving Credit Commitments would not be greater than or equal to zero, (b) the Available Revolving Credit Commitments of any Lender would not be greater than or equal to zero, or (c) the Available Multicurrency Commitments of any Lender would not be greater than or equal to zero. Any such reduction shall be in an amount equal to $5,000,000 or if greater, a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Aggregate Revolving Credit Commitments then in effect. The Administrative Agent shall give each Lender prompt notice of any notice received from the Parent Borrower pursuant to this subsection 2.6. Simultaneously with any such reduction, a pro-rata reduction in the Aggregate Multicurrency Commitments shall be deemed to have occurred.

2.7 Increase in Commitments

(a) The Parent Borrower may at any time propose that the Aggregate Revolving Credit Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”), by notice to the Administrative Agent specifying the existing Lender(s) (the “Increasing Lender(s)”) and/or the additional lenders reasonably satisfactory to the Administrative Agent (the “Assuming Lender(s)”) that will be providing the additional Commitment(s) and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and prior to the Termination Date; provided that:

(i) the minimum aggregate amount of each proposed Commitment Increase shall be $5,000,000 in the case of an Assuming Lender or an Increasing Lender;

(ii) notwithstanding anything to the contrary herein the aggregate principal amount of all Commitment Increases shall not exceed $500,000,000 less any outstanding Incremental Term Loans incurred pursuant to Section 2.8;

(iii) no Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(iv) the representations and warranties contained in Section 5 and in the other Loan Documents shall be true correct in all material respects on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) Any Assuming Lender shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender and any such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(i) the Administrative Agent shall have received on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Parent Borrower stating that each of the applicable conditions to such Commitment Increase set forth in clause (a) of this subsection has been satisfied;

(ii) with respect to each Assuming Lender, the Administrative Agent shall have received, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, an assumption agreement in substantially the form of Exhibit C (an “Assumption Agreement”) duly executed by such Assuming Lender and the Parent Borrower and acknowledged by the Administrative Agent; and

(iii) each Increasing Lender shall have delivered to the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Parent Borrower.

(c) Upon its receipt of confirmation from a Lender that it is increasing its Commitment hereunder, together with the certificate referred to in clause (b)(i) above, the Administrative Agent shall (A) record the information contained therein in the Register and (B) give prompt notice thereof to the Parent Borrower; provided that absent such Lender’s confirmation of such a Commitment Increase as aforesaid, such Lender will be under no obligation to increase its Commitment hereunder. Upon its receipt of an Assumption Agreement executed by an Assuming Lender, together with the certificate referred to in clause (b)(i) above, the Administrative Agent shall, if such Assumption Agreement has been completed and is in substantially the form of Exhibit C, (x) accept such Assumption Agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Parent Borrower.

(d) In the event that the Administrative Agent shall have received notice from the Parent Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in clause (b) above shall have occurred by 9:00 a.m., New York City time, on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase promptly on such date by facsimile transmission or electronic messaging system. On the date of such Commitment Increase, the relevant Borrowers shall (i) prepay the outstanding Revolving Credit Loans (if any) in full, (ii) simultaneously borrow new Revolving Credit Loans hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Revolving Credit Loans are held ratably by the Lenders in accordance with the respective Revolving Credit Commitments of such Lenders (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under subsection 3.11.

2.8 Incremental Term Loans.

(a) The Parent Borrower may, at any time and from time to time after the Closing Date by notice to the Administrative Agent, request one or more tranches of additional term loans denominated in Dollars hereunder by having an existing Lender or any other Person provide such additional term loan (each such Lender or Person, an “Incremental Term Lender”; each such new tranche, an “Incremental Term Facility”; each such additional term loan by an Incremental Term Lender, an “Incremental Term Loan” and the commitment of an Incremental Term Lender to provide an Incremental Term Loan, an “Incremental Term Loan Commitment”), which notice shall specify the name of each proposed Incremental Term Lender, the amount of such Incremental Term Lender’s Incremental Term Loan Commitment, the date on which such Incremental Term Facility shall be effective (the “Incremental Loan Effective Date”) (which shall be a Business Day at least three Business Days (or such shorter period as agreed by the Administrative Agent) after delivery of such notice and 30 days prior to the Termination Date); provided that each such Incremental Term Lender shall be subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) if such consent would be required under Section 11.6(b) for an assignment of Loans to such Lender or Person; and provided, further, that:

(i) notwithstanding anything to the contrary herein the aggregate principal amount of all Incremental Term Loans shall not exceed $500,000,000 less any Commitment Increase described in Section 2.7;

(ii) the minimum amount of any Incremental Term Loan Commitment or any Incremental Term Loan shall be $5,000,000 or a larger multiple of $1,000,000;

(iii) no Event of Default shall have occurred and be continuing on such Incremental Loan Effective Date or shall result from the proposed incurrence of Incremental Term Loans;

(iv) the representations and warranties contained in Section 5 and in the other Loan Documents shall be true correct in all material respects on and as of the Incremental Loan Effective Date as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(v) (a) the final maturity date of any Incremental Term Facility shall be the Termination Date (but Incremental Term Loans may have amortization prior to such date) and (b) the terms and conditions of any Incremental Term Facility shall be substantially the same as or less favorable to the Incremental Term Lenders than (and in any event no more favorable to the Incremental Term Lenders than) the terms and conditions of the existing Revolving Credit Loans; provided that (i) the Incremental Term Loans may be priced differently than the Revolving Credit Loans and (ii) except as otherwise provided for in this Section 2.8, if the terms and conditions of any Incremental Term Facility are more favorable to the Incremental Term Lenders than to those applicable to the Revolving Credit Loans, any such more favorable terms must either be reasonably acceptable to the Administrative Agent (as evidenced by the Administrative Agent’s written consent to such terms) or conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders in a manner reasonably satisfactory to the Administrative Agent.

(b) Each Incremental Term Facility, shall become effective as of the relevant Incremental Loan Effective Date upon receipt by the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Incremental Loan Effective Date, of (A) a certificate of a Responsible Officer of the Parent Borrower stating that the conditions with respect to such Incremental Term Loan Commitment under the immediately preceding paragraph have been satisfied and (B) an Incremental Term Loan Amendment, in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent, which shall provide for such Incremental Term Facility of each Incremental Term Lender and the other relevant terms relating thereto, duly executed by each Incremental Term Lender and the Parent Borrower and acknowledged by the Administrative Agent, and customary legal opinions or other documents reasonably requested by the Administrative Agent or the Incremental Term Lenders in connection therewith.

(c) Upon the Administrative Agent’s receipt of each such agreement executed by such parties, together with the other applicable documentation contemplated above, and subject to the foregoing terms and conditions, on the relevant Incremental Loan Effective Date each Incremental Term Lender shall become a Lender hereunder with an Incremental Term Loans, and the Administrative Agent shall record the information contained in such agreement in the Register and give prompt notice thereof to the Parent Borrower.

(d) Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Parent Borrower, each Incremental Term Lender participating in such tranche of Incremental Term Loans and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.8.

(e) Notwithstanding anything herein to the contrary, in no event shall any Lender be obligated to provide any Incremental Term Facilities.

2.9 Repayment of Revolving Credit Loans

Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (except as may be otherwise provided in subsection 2.4) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9 or otherwise). The Parent Borrower hereby promises to the pay to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier to mature of the Termination Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Borrowing is made, the Parent Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrower shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. Each Borrower hereby further agrees to pay interest on the unpaid principal amount of its Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.4.

2.10 Subsidiary Borrowers; Designation of Foreign Subsidiary Borrowers

(a) The Parent Borrower may, at any time, upon not less than ten Business Days’ notice from the Parent Borrower to the Administrative Agent, designate any additional Subsidiary of the Parent Borrower as a Subsidiary Borrower to receive Loans hereunder by delivering to the Administrative Agent a duly executed Subsidiary Borrower Designation for such Subsidiary. The obligation of each Administrative Agent, Lender and Issuing Lender to make its initial Loan or Letter of Credit to a particular Subsidiary Borrower, if designated as such on or after the Closing Date, is subject to the satisfaction of the conditions that (A) such Subsidiary Borrower shall have furnished to the Administrative Agent (i) a Subsidiary Borrower Request, (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Subsidiary Borrower as the Administrative Agent may reasonably require to evidence the identities, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents, (iii) one or more executed legal opinions in form, content and substance reasonably satisfactory to the Administrative Agent, and (iv) such reasonable documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, to the extent reasonably requested by the Administrative Agent or any Lender, (B) each of the Administrative Agent, Lender and/or Issuing Lender, as applicable, shall have met all necessary regulatory and licensing requirements and internal policy requirements and shall be legally permitted to make Loans or Letters of Credit, as applicable, to such Subsidiary Borrower and in the jurisdiction in which such Subsidiary Borrower is organized and (C) lending to such Subsidiary Borrower will not cause any administrative or operational issues for such Administrative Agent, Lender and/or Issuing Lender, as applicable.

(b) In addition to the requirements set forth in Section 2.10(a), if the Parent Borrower shall designate a Foreign Subsidiary as a Subsidiary Borrower pursuant to Section 2.10(a), the Administrative Agent shall promptly notify each Lender in writing (a “Notice of Designation”) and, each of the Administrative Agent, Issuing Lender and each Lender at its option may make any Borrowing or otherwise perform its obligations hereunder through any applicable lending office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of such Borrower to repay any Borrowing in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, all provisions applicable to a Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender; provided that for the purposes only of voting in connection with any Loan Document, any participation by any Designated Lender in any outstanding Borrowing shall be deemed a participation of such Lender. Additionally, (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of those obligations, and (z) the Parent Borrower, each other Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. As soon as practicable after receiving a Notice of Designation from the Administrative Agent, and in any event no later than seven Business Days after the date of such Notice of Designation, any Lender or Issuing Lender that determines it does not meet the conditions set forth in subsections 2.10(a)(B) or 2.10(a)(C) with respect to such Foreign Subsidiary or the jurisdiction in which such Foreign Subsidiary is organized, directly or through a Designated Lender (such Lender or Issuing Lender, a “Protesting Lender”), shall so notify the Parent Borrower and the Administrative Agent in writing. With respect to each Protesting Lender, which has not withdrawn such notice, the Parent Borrower shall, effective on or before the date that such Foreign Subsidiary shall have the right to borrow hereunder, either (A) exercise its rights pursuant to Section 3.13 or (B) cancel its request to designate such Foreign Subsidiary as a Subsidiary Borrower hereunder.

(c) Notwithstanding anything to the contrary in this Agreement, if, in any applicable jurisdiction, the Administrative Agent, the Issuing Lender or any Lender or any Designated Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, the Issuing Lender or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Borrowing to any Subsidiary Borrower who is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Parent Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Borrowing shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, the Borrowers and any Guarantors shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Parent Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law), (B) to the extent applicable to the Issuing Lender, cash collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

(d) The Parent Borrower may from time to time deliver a subsequent Subsidiary Borrower Designation with respect to any Subsidiary Borrower, countersigned by such Subsidiary Borrower, for the purpose of terminating such Subsidiary Borrower’s designation as such, so long as, on the effective date of such termination, all Obligations in respect of such Subsidiary Borrower shall have been paid in full. In addition, if on any date a Subsidiary Borrower shall cease to be a Subsidiary, all Obligations in respect of such Subsidiary Borrower shall automatically become due and payable on such date and no further Loans may be borrowed by such Subsidiary Borrower hereunder.

(e) In order to expedite the transactions contemplated by this Agreement, each Subsidiary Borrower shall be deemed, by its execution and delivery of a Subsidiary Borrower Request, to have appointed the Parent Borrower to act as agent on behalf of such Subsidiary Borrower for the purpose of (i) giving any notices contemplated to be given by such Subsidiary Borrower pursuant to this Agreement, including, without limitation, borrowing notices, prepayment notices, continuation notices and conversion notices, and (ii) paying on behalf of such Subsidiary Borrower any Obligations owing by such Subsidiary Borrower, provided that each Subsidiary Borrower shall retain the right, in its discretion, to directly give any or all of such notices or make any or all of such payments.

(f) The Administrative Agent shall promptly notify the Lenders upon receipt of any Subsidiary Borrower Designation and Subsidiary Borrower Request.

2.11 Termination Date Extension

(a) The Parent Borrower may, by notice to the Administrative Agent given not less than 30 days prior to an anniversary of the Closing Date, request that the Lenders extend the Termination Date for an additional one-year period, in each such case; provided that (i) the Parent Borrower shall not be permitted to request any such extension more than twice during the term of this Agreement and (ii) in no event shall such request be made more than once in any calendar year. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. Each Lender shall respond to such request in writing within 20 calendar days after such request and any failure of a Lender to respond shall be deemed to be a denial of such request. If the Majority Lenders agree to such extension, the Termination Date shall be extended to the date that is one year after the Termination Date then in effect subject, with respect to each Non-Extending Lender, to the provisions of Section 2.11(b); provided that, any such extension shall become effective on the applicable anniversary date of the Closing Date.

(b) If any Lender does not consent to any extension request pursuant to Section 2.11(a) (a “Non-Extending Lender”) but the Majority Lenders agree to such extension (each such Lender, an “Extending Lender”), then (i) the Termination Date for each Extending Lender shall be extended to the date specified in the Parent Borrower’s extension request and (ii) the Commitments of each Non-Extending Lender shall, subject to the terms of Section 3.13, continue until the Termination Date for such Non-Extending Lender in effect prior to such extension.

(c) Notwithstanding the terms of Section 11.1, the Parent Borrower and the Administrative Agent shall be entitled to enter into any amendments to this Agreement that the Administrative Agent believes are necessary to appropriately reflect, or provide for the integration of, any extension of a Termination Date pursuant to this Section 2.11.

SECTION 3. CERTAIN PROVISIONS APPLICABLE TO THE LOANS

3.1 Optional and Mandatory Prepayments

(a) Any Borrower may at any time and from time to time prepay outstanding Revolving Credit Loans or Swingline Loans, in whole or in part, without premium or penalty (other than any amounts payable pursuant to subsection 3.11 if such prepayment is of Term Benchmark Loans and is made on a day other than the last day of the Interest Period with respect thereto), (i) upon at least four Business Days’ irrevocable notice to the Administrative Agent in the case of Revolving Credit Loans and (ii) in the case of Swingline Loans, irrevocable notice to the Administrative Agent by not later than 3:00 p.m., New York City time, on the Business Day immediately preceding the date of prepayment, in each case (i) and (ii) above, specifying the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loans, ABR Loans, a combination thereof, if of a combination thereof, the amount allocable to each, or of Swingline Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the relevant Borrower on the date specified therein. Partial prepayments of Multicurrency Loans shall be in an aggregate principal amount the Dollar Equivalent of which is at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Partial prepayments of Revolving Credit Loans denominated in Dollars shall be in an aggregate principal amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount which is at least $100,000 or an integral multiple of $100,000 in excess thereof.

(b) (i) If, at any time during the Commitment Period, for any reason the Aggregate Revolving Credit Outstandings of all Lenders exceed the Aggregate Revolving Credit Commitments then in effect, the Borrowers shall, without notice or demand, immediately prepay the Loans in an amount that equals or exceeds the amount of such excess (or, in the case of L/C Obligations after all Loans have been prepaid, cash collateralize such L/C Obligations in accordance with the provisions of subsection 4.8).

(ii) If, at the end of any month during the Commitment Period, for any reason either (A) the Aggregate Multicurrency Outstandings exceed 105% of the Aggregate Multicurrency Commitments, (B) the Aggregate Swingline Outstandings exceed the aggregate Swingline Commitment or (C) the L/C Obligations exceed the L/C Commitment, the Borrowers shall, without notice or demand, immediately prepay the Multicurrency Loans and/or the Swingline Loans and/or cash collateralize the L/C Obligations in accordance with the provisions of subsection 4.8, as the case may be, in amounts such that any such excess is eliminated.

(iii) Each prepayment of Loans pursuant to this subsection 3.1(b) shall be accompanied by any amounts payable under subsection 3.11 in connection with such prepayment.

3.2 Conversion and Continuation Options

(a) Any Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election. Any Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election in the case of Term Benchmark Loans in Dollars and at least four Business Days’ prior irrevocable notice of such election in the case of Term Benchmark Loans in Available Foreign Currencies. Any such notice of conversion to Term Benchmark Loans shall specify the length of the initial Interest Period therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Term Benchmark Loans and ABR Loans may be converted as provided herein, provided that (i) no Multicurrency Loan may be converted to an ABR Loan, (ii) no Loan may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate, (iii) no Loan may be converted into a Term Benchmark Loan after the date that is one month prior to the Termination Date and (iv) no Loan may be converted from one currency to another currency.

(b) Any Term Benchmark Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan may, except as provided in the following proviso, be continued as such (A) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a continuation is not appropriate or (B) after the date that is one month prior to the Termination Date, and provided, further, that if such Borrower shall fail to give such notice or if such continuation is not permitted, (x) with respect to any such Loans which are Multicurrency Loans, such Borrower shall be deemed to have specified an Interest Period of one month and (y) all such other Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any notice pursuant to this subsection 3.2(b), the Administrative Agent shall promptly notify each Lender thereof.

3.3 Maximum Number of Tranches

Notwithstanding anything contained herein to the contrary, after giving effect to any Borrowing, unless consented to by the Administrative Agent in its sole discretion, (a) there shall not be more than ten different Interest Periods in effect in respect of all Revolving Credit Loans at any one time outstanding, and (b) there shall not be more than eight different Multicurrency Loans in respect of all Revolving Credit Loans at any one time outstanding.

3.4 Interest Rates and Payment Dates

(a) Subject to Section 3.6, (i) each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate, the Adjusted LIBO Rate, the Adjusted CDOR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate, as applicable, determined for such Interest Period plus the Applicable Margin in effect for such day and (ii) each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Each Swingline Loan shall bear interest at a rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to the sum of Adjusted Daily Simple SOFR plus the Applicable Margin.

(d) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the overdue principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

(e) Interest pursuant to this subsection shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this subsection shall be payable from time to time on demand.

3.5 Computation of Interest and Fees

(a) Interest and fees computed by reference to the Adjusted Term SOFR Rate with respect to Loans denominated in Dollars, the EURIBOR Rate or Daily Simple RFR with respect to Swiss Francs or Dollars, as applicable, hereunder shall be computed on the basis of a year of 360 days. Interest and fees computed by reference to the Daily Simple RFR with respect to Sterling, the TIBOR Rate or the ABR at times when the ABR is based on the Prime Rate and interest and fees computed with respect to Multicurrency Loans are denominated in Australian Dollars, Canadian Dollars, Singapore Dollars or Hong Kong Dollars shall be computed on the basis of a 365-day year (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 3.4(a), (b) or (c).

3.6 Alternate Rate of Interest

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.6, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted CDOR Rate, the CDOR Rate, the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate or the TIBOR Rate (including because the Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Majority Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted LIBO Rate, the LIBO Rate, the Adjusted CDOR Rate, the CDOR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate or the TIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 3.2 or a new Borrowing request in accordance with the terms of Section 2.2, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing request that requests a Term Benchmark Revolving Borrowing in Dollars, shall instead be deemed to be an Interest Election Request or a Borrowing request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 3.6(a)(i) or (ii) above or (y) an ABR Borrowing if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 3.6(a)(i) or (ii) above and (2) any Borrowing request that requests an RFR Borrowing shall instead be deemed to be a Borrowing request, as applicable, for an ABR Borrowing and (B) if any Borrowing request requests a Term Benchmark Borrowing or an RFR Borrowing for the relevant rate above in an Available Foreign Currency, then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.6 with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 3.2 or a new Borrowing request in accordance with the terms of Section 2.2, (A) if such Loan is denominated in Dollars, then (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (a) an RFR Loan denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 3.6(a)(i) or (ii) above or (b) an ABR Loan if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 3.6(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Available Foreign Currency, (1) any, (ii) if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative

Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) if such RFR Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency other than Dollars, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Available Foreign Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.6), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.6.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, LIBO Rate, CDOR Rate, EURIBOR Rate or TIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Available Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 3.6, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loans shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) be converted by the Administrative Agent to, and shall constitute, an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Available Foreign Currency an ABR Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) if such RFR Loan is denominated in any Agreed Currency other than Dollars, then such

Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Available Foreign Currency) immediately or (B) be prepaid in full immediately.

3.7 Pro Rata Treatment and Payments

(a) Except to the extent provided elsewhere in this Agreement to the contrary, each payment of principal or interest in respect of the Loans shall be made pro rata according to the amounts then due and owing to the respective Lenders.

(b) Each Borrowing by each Borrower of Revolving Credit Loans from the Lenders hereunder shall be made pro rata according to the Funding Commitment Percentages of the Lenders in effect on the date of such Borrowing (or Multicurrency Funding Commitment Percentages in the case of Multicurrency Loans). Each payment by the Parent Borrower on account of any commitment fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Revolving Credit Commitment Percentages of the Lenders (or Multicurrency Commitment Percentages in the case of Multicurrency Loans). Each payment (including each prepayment) by each Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then due and owing to the Lenders. All payments (including prepayments) to be made by the Borrowers hereunder in respect of amounts denominated in Dollars, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in subsection 11.2, in Dollars and in immediately available funds. All payments (including prepayments) to be made by the Borrowers hereunder with respect to principal and interest on Multicurrency Loans shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, Local Time (or, with respect to each Loan denominated in Swiss Francs, 8:00 A.M., Local Time), on the due date thereof, to the Administrative Agent, for the account of the Lenders, in the city of the Administrative Agent’s Applicable Payment Office for the applicable currency, in the Available Foreign Currency with respect to which such Multicurrency Loan is denominated and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to (i) the daily average of the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation (in the case of a borrowing of Revolving Credit Loans denominated in Dollars) and (ii) the greater of (A) the daily average of the greater of (1) the Federal Funds Effective Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation or (B) the Administrative Agent’s reasonable estimate of its average daily cost of funds (in the case of a borrowing of Multicurrency Loans), in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon equal to (x) the rate per annum applicable to ABR Loans hereunder (in the case of a borrowing of Revolving Credit Loans denominated in Dollars) and (y) the greater of (1) the rate per annum applicable to ABR Loans hereunder or (2) the Administrative Agent’s reasonable estimate of its average daily cost of funds plus the Applicable Margin applicable to Multicurrency Loans (in the case of a borrowing of Multicurrency Loans), on demand, from the relevant Borrower (without prejudice to any rights such Borrower may have against any such Lender).

3.8 Illegality

Notwithstanding any other provision herein, if any Lender determines that the adoption of or any change in any Requirement of Law or any change in the interpretation or application thereof after the date hereof shall make it unlawful for such Lender to make or maintain Term Benchmark Loans or Multicurrency Loans as contemplated by this Agreement, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, (a) the commitment of such Lender hereunder to make Term Benchmark Loans or Multicurrency Loans, continue Term Benchmark Loans or Multicurrency Loans as such and convert ABR Loans to Term Benchmark Loans shall forthwith be suspended until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exists (which notification shall be promptly given to the Parent Borrower after the Administrative Agent receives actual knowledge thereof), (b) such Lender’s Loans then outstanding as Term Benchmark Loans (excluding Multicurrency Loans), if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) such Lender’s Multicurrency Loans shall be prepaid on the last day of the then current Interest Period with respect thereto or within such earlier period as required by law. If any such conversion or prepayment of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the relevant Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.11.

3.9 Requirements of Law

(a) If the adoption of or any change in any Requirement of Law or any change in the interpretation or application thereof or compliance by any Lender or any other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, liquidity or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (which is not otherwise included in the determination of the Adjusted LIBO Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate or Adjusted CDOR Rate, as applicable) or the Issuing Lenders; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Loans, or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that after the date hereof the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or any change in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, the relevant Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall notify the Parent Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that if such Lender fails to notify the Parent Borrower that such Lender intends to claim any such reimbursement or compensation within 120 days after such Lender has knowledge of its claim therefor, the Parent Borrower shall not be obligated to compensate such Lender for the amount of such Lender’s claim accruing prior to the date which is 120 days before the date on which such Lender first notifies the Parent Borrower that it intends to make such claim; it being understood that the calculation of the actual amounts may not be practicable within such period and such Lender may provide such calculation as soon as reasonably practicable thereafter without affecting or limiting the Borrowers’ payment obligations hereunder. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Parent Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

3.10 Taxes

(a) All payments made by or on account of any obligation of any Borrower under any Loan Document (including, for the avoidance of doubt, any such payment made by the Administrative Agent on behalf of such Borrower) shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except under any Requirement of Law; provided that, if under any Requirement of Law any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document as determined in good faith by the applicable Withholding Agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Whenever any Taxes are payable by any Borrower to a Governmental Authority pursuant to this subsection 3.10(a), as soon as practicable thereafter such Borrower shall send to the Administrative Agent a certified copy of an original official receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b) In addition, each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Each Borrower shall severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) (i) Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentations (other than such documentation set forth in subsection 3.10(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Parent Borrower within the meaning of section 871(h)(3)(B) of the Code and (C) a “controlled foreign corporation” related to a Borrower described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii) The Administrative Agent shall deliver to the Parent Borrower on or before the date the Administrative Agent becomes a party to this Agreement two properly completed and executed copies of IRS Form W-9 (or any successor form) certifying that it is exempt from federal backup withholding tax. At any time thereafter, the Administrative Agent shall update the documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid, or otherwise upon the reasonable request of the Parent Borrower.

(e) [Reserved].

(f) Each Lender shall severally indemnify the Administrative Agent within 10 days after demand therefor, for (i) the full amount of any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of subsection 11.6(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith that it has received a refund in respect of any amounts paid by any Borrower pursuant to this subsection 3.10, it shall pay an amount equal to such refund to such Borrower (but only to the extent of amounts paid by such Borrower pursuant to this subsection 3.10) net of all out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to such Borrower pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Borrower or any other Person.

(h) The agreements in this subsection 3.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

(i) For purposes of this subsection 3.10, the term “Lender” includes the Issuing Lenders and the Swingline Lenders and the terms “applicable law” and “Requirement of Law” include FATCA.

3.11 Break Funding Payments

Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur, including, to the extent any of the Loans are denominated in any Available Foreign Currency, the losses and expenses of such Lender attributable to the premature unwinding of any Hedging Agreement entered into by such Lender in respect of the foreign currency exposure attributable to such Loan, as a consequence of (a) default by such Borrower in making a conversion into or continuation of Term Benchmark Loans, after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or any other Loan Document, or (c) the making of a prepayment of Term Benchmark Loans, or the conversion of Term Benchmark Loans to ABR Loans, by such Borrower on a day which is not the last day of an Interest Period with respect thereto or (d) any assignment as a result of a request by such Borrower pursuant to subsection 3.12 of any Term Benchmark Loan. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, prepaid, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, prepay, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank market. This covenant shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the relevant Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.

3.12 Change of Lending Office

If any Lender requests compensation under subsection 3.9, or requires any Borrower to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 3.10, then such Lender shall (at the request of such Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsection 3.9 or 3.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.13 Replacement of Lenders.

Any Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to subsection 3.9 or 3.10, (b) becomes a Defaulting Lender or a Protesting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Lenders has been obtained) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the relevant Borrowers shall be liable to such replaced Lender under subsection 3.11 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of subsection 11.6 (provided that the replacement financial institution or the relevant Borrowers shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the relevant Borrowers shall pay all additional amounts (if any) required pursuant to subsection 3.9 or 3.10, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the relevant Borrowers, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under subsection 3.12), the circumstances entitling the relevant Borrowers to require such assignment cease to apply.

3.14 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to subsection 2.5(a);

(b) the Revolving Credit Commitment Percentage of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to subsection 11.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (excluding from determination thereof the Revolving Credit Commitment of such Defaulting Lender) but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the relevant Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lenders, only such Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in subsection 4.8 for so long as such L/C Exposure is outstanding;

(iii) if the relevant Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to subsection 4.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to subsection 2.5(a) and subsection 4.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Commitment Percentages (excluding from determination thereof the Revolving Credit Commitment of such Defaulting Lender); and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all letter of credit fees (including fronting fees) payable under subsection 4.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the relevant Borrower in accordance with subsection 3.14(c), and Swingline Exposure related to any newly made Swingline Loan or L/C Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with subsection 3.14(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Lenders, as the case may be, shall have entered into arrangements with the relevant Borrowers or such Lender, satisfactory to each Swingline Lender or each Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Parent Borrower, each Swingline Lender and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Commitment Percentage.

3.15 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) in the case of Revolving Credit Loans and Swingline Loans, the amount of each Revolving Credit Loan or Swingline Loan, made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) in the case of Multicurrency Loans, the amount and currency of each Multicurrency Loans and each Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 3.15 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of such Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(d) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender a promissory note of such Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit E with appropriate insertions as to date and principal amount (a “Revolving Credit Note”).

(e) The Parent Borrower agrees that, upon the request of a Swingline Lender, the Parent Borrower will execute and deliver to such Lender a promissory note of the Parent Borrower evidencing the Swingline Loans of such Lender, substantially in the form of Exhibit F with appropriate insertions (a “Swingline Note”).

SECTION 4. LETTERS OF CREDIT

4.1 L/C Commitment

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 4.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of any Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the applicable Issuing Lender; provided that an Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) such Issuing Lender’s Revolving Extensions of Credit shall exceed its Revolving Credit Commitment, (iii) the Aggregate Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitments or (iv) there are more than twenty different Letters of Credit, including, for the avoidance of doubt, any Existing Letters of Credit, at any one time outstanding. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the date that is one Business Day prior to the Termination Date, unless all the Lenders have approved the expiry date of such Letter of Credit or such Letter of Credit shall have been cash collateralized in a manner acceptable to the applicable Issuing Lender. The Existing Letters of Credit will be deemed Letters of Credit issued on the Closing Date for all purposes hereunder.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

4.2 Procedure for Issuance of Letter of Credit

Any Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures, provided that if the relevant Borrower furnishes to the Issuing Lender all of the foregoing documentation by no later than 12:00 P.M. on the day which is at least two Business Days prior to the proposed date of issuance, such issuance shall occur by no later than 5:00 P.M. on the proposed date of issuance. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to such Borrower promptly following the issuance thereof and shall deliver the original thereof in accordance with the relevant Application. The applicable Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

4.3 Fees and Other Charges

(a) The Borrowers will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin in effect from time to time with respect to Term Benchmark Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date (it being understood that with respect to the Existing Letters of Credit, the issuance date shall be deemed to be the Closing Date). In addition, the Borrowers shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit issued by it, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date (it being understood that with respect to the Existing Letters of Credit, the issuance date shall be deemed to be the Closing Date).

(b) In addition to the foregoing fees, the Borrowers shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

4.4 L/C Participations

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lenders, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which the applicable Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed; provided, however, that subject to subsection 4.4(b) hereof, notwithstanding anything in this Agreement to the contrary, in respect of each drawing under any Letter of Credit, the maximum amount that shall be payable by any L/C Participant, whether as a Revolving Credit Loan pursuant to subsection 4.5 and/or as a participation pursuant to this subsection 4.4(a), shall not exceed such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed by the relevant Borrower. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the applicable Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to subsection 4.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is not paid to such Issuing Lender on the date such payment is due, but is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average of the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 4.4(a) is not made available to the applicable Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. Notwithstanding anything contained herein to the contrary, until a L/C Participant funds any amount required to be paid by such L/C Participant to an Issuing Lender pursuant to subsection 4.4(a), interest allocable to or in respect of such amount shall be solely for the account of such Issuing Lender.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 4.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the relevant Borrower or otherwise, including proceeds of collateral applied thereto by the applicable Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by the applicable Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by the applicable Issuing Lender to it.

4.5 Reimbursement Obligation of the Borrowers

The relevant Borrower agrees to reimburse any Issuing Lender on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the such Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any Taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the applicable Issuing Lender in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate per annum applicable to ABR Loans set forth in (i) until the Business Day next succeeding the date of the relevant notice, subsection 3.4(b) and (ii) thereafter, subsection 3.4(e). Each drawing under any Letter of Credit shall (unless an event of the type described in subsection 9(c) or (h) shall have occurred and be continuing with respect to the relevant Borrower, in which case the procedures specified in subsection 4.4 for funding by L/C Participants shall apply) constitute a request by such Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.2 of ABR Loans in the amount of such drawing (and the minimum borrowing amount in such subsection shall not apply to such borrowing). The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to subsection 2.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

4.6 Obligations Absolute

Each Borrower’s obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against any Issuing Lender, any L/C Participant, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing Lenders and the L/C Participants that the Issuing Lenders and the L/C Participants shall not be responsible for, and such Borrower’s Reimbursement Obligations under subsection 4.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lenders and the L/C Participants shall not be liable for, and each Borrower’s Reimbursement Obligations under subsection 4.5 shall not be affected by, any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Issuing Lender. Each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of any Issuing Lender or any L/C Participant to such Borrower.

4.7 Letter of Credit Payments

If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of any Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

4.8 Cash Collateralization

If an Event of Default shall occur and be continuing and the relevant Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this paragraph, the relevant Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the L/C Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in paragraph (e) or (i) of Section 9. Such deposit shall be held by the Administrative Agent as collateral for the L/C Obligations under this Agreement, and for this purpose each Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code as in effect in the State of New York) or other property held therein. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the relevant Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Lender for L/C Obligations for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrower in respect of the other L/C Obligations at such time or, if the maturity of the Loans has been accelerated but subject to the consent of the applicable Issuing Lender, be applied to satisfy other Obligations; provided, however, that the relevant Borrower shall be entitled to all deposits in such account at such time as no Event of Default shall then exist.

4.9 Letter of Credit Rules

Unless otherwise expressly agreed by the applicable Issuing Lender and the applicable Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such Letter of Credit.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent Borrower hereby represents and warrants, and each Subsidiary Borrower by its execution and delivery of a Subsidiary Borrower Request represents and warrants (to the extent specifically applicable to such Subsidiary Borrower), to the Administrative Agent and each Lender that:

5.1 Financial Condition

(a) The consolidated and consolidating balance sheets of the Parent Borrower and its consolidated Subsidiaries as at December 31, 2022 and December 31, 2021, respectively, and the related consolidated and consolidating statements of operations and of cash flows for the fiscal years ended on such dates, reported on by BDO USA, LLP, copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the consolidated and consolidating financial condition of the Parent Borrower and its consolidated Subsidiaries as at such dates, and the consolidated and consolidating results of their operations and of their cash flows for the fiscal years then ended. All such financial statements, including the related schedules and notes thereto, were, as of the date prepared, prepared in accordance with GAAP applied consistently throughout the periods involved (except as otherwise expressly noted therein), and show all material Indebtedness and other liabilities, direct or contingent, of the Parent Borrower and each of its Subsidiaries as of the dates thereof, including liabilities for Taxes, material commitments and Indebtedness. Neither the Parent Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheets referred to above, any material Guarantee Obligation, material contingent liability or material liability for Taxes, or any material long-term lease or material forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto.

(b) As of the date hereof, there are no material liabilities or obligations of the Parent Borrower or any of its Subsidiaries, whether direct or indirect, absolute or contingent, or matured or unmatured, other than (i) as disclosed or provided for in the financial statements and notes thereto which are referred to above, or (ii) which are disclosed elsewhere in this Agreement or in the Schedules hereto, or (iii) arising in the ordinary course of business since December 31, 2022 or (iv) created by this Agreement. As of the date hereof, the written information, exhibits and reports furnished by the Parent Borrower to the Lenders in connection with the negotiation of this Agreement, taken as a whole, are complete and correct in all material respects.

5.2 No Material Adverse Change

Since December 31, 2022, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Organization; Powers

Each of the Parent Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite corporate or other applicable power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other applicable entity and in good standing (or equivalent status) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law (provided that no representation or warranty is made in this subsection 5.3(d) with respect to Requirements of Law referred to in subsections 5.8, 5.10, 5.13 or 5.15), except to the extent that the failure of the foregoing clauses (a) (only with respect to Subsidiaries of the Parent Borrower which are not Guarantors), (c) and (d) to be true and correct could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Authorization; Enforceability

Each of the Parent Borrower and its Subsidiaries has the requisite corporate or other applicable power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, if any, and, in the case of each of the Borrowers, to borrow hereunder and has taken all necessary corporate action to authorize (in the case of each Borrower) the borrowings on the terms and conditions of this Agreement, any Notes and any Applications and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required with respect to any Borrower or any of its Subsidiaries in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which such Borrower or any Guarantor (if any) is a party. This Agreement and each other Loan Document to which any Borrower or any Guarantor (if any) is, or is to become, a party has been or will be, duly executed and delivered on behalf of such Borrower or such Guarantor (if any). This Agreement (or, in the case of each Subsidiary Borrower, the relevant Subsidiary Borrower Request) and each other Loan Document to which each Borrower or any Guarantor (if any) is, or is to become, a party constitutes or will constitute, a legal, valid and binding obligation of such Borrower or such Guarantor (if any), as the case may be, enforceable against such Borrower or such Guarantor (if any), as the case may be, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5 Governmental Approvals; No Conflicts

The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Parent Borrower or of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which could reasonably be expected to have a Material Adverse Effect.

5.6 No Material Litigation

No litigations, investigations or proceedings of or before any arbitrator or Governmental Authority are pending or, to the knowledge of any Borrower, threatened by or against such Borrower or any of its Subsidiaries or against any of its or their respective properties (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) except as set forth in the Specified SEC filings, as to which (i) there is a reasonable likelihood of an adverse determination and (ii) that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect.

5.7 Compliance with Laws and Agreements

Each of the Parent Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

5.8 Taxes

Each of the Parent Borrower and its Subsidiaries has timely filed or caused to be filed all Federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all such Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

5.9 Purpose of Loans

The purpose of the Loans is to finance the working capital and general corporate needs of the relevant Borrower and each of its Subsidiaries and Affiliates, including, but not limited to, acquisitions and the refinancing of any indebtedness of the Parent Borrower outstanding on the Closing Date.

5.10 Environmental Matters

(a) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or has actual knowledge of a potential claim that is reasonably likely to result in Environmental Liability to the Parent Borrower or any of its Subsidiaries or (iii) has received written notice of any claim with respect to any Environmental Liability.

(b) Since the date of this Agreement, with respect to any Environmental Liability, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

5.11 Disclosure

(a) Any of the information provided to the Administrative Agent or the Lenders in writing (other than financial projections) in connection with or pursuant to this Agreement, taken as a whole, as of the date such information was furnished to the Administrative Agent or Lenders and as of the Closing Date, did not contain any untrue statement of any material fact or omit to state a fact necessary in order to make such statements or information not misleading in any material respect, in each case in light of the circumstances under which such statements were made or information provided. Any financial projections that have been furnished to the Administrative Agent and the Lenders in writing in connection with this Agreement, have been prepared in good faith based upon assumptions which were in the Parent Borrower’s judgment reasonable when such projections were made, it being acknowledged that such projections are subject to the uncertainty inherent in all projections of future results and that there can be no assurance that the results set forth in such projections will in fact be realized.

(b) As of the Closing Date, to the best knowledge of the Borrowers, the information included in any Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.12 Ownership of Property: Liens

Each of the Parent Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13 ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.

5.14 [Reserved].

5.15 Investment and Holding Company Status

Neither the Parent Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.16 Guarantors

As of the Closing Date and after giving effect to the transactions contemplated hereby, no Subsidiary has issued or is subject to any Guarantee Obligation in respect of any debt securities or bank debt of any Borrower.

5.17 Anti-Corruption Laws and Sanctions

The Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Parent Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Borrower, any Subsidiary of the Parent Borrower or any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of such Borrower or any Subsidiary of such Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

5.18 Affected Financial Institutions. Neither any Borrower nor any Guarantor (if any) is an Affected Financial Institution.

5.19 Representations as to Foreign Obligors. The Parent Borrower and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.20 Margin Regulations. No Borrower is engaged, nor will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used, directly or indirectly, for any purpose that entails violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Borrower only or of the Parent Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Loans and Letters of Credit

The agreement of each Lender to make the initial Loan requested to be made by it, or each Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction on the Closing Date of the following conditions precedent:

(a) Unless waived by all the Lenders, the Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the Parent Borrower or a Guarantor, as the case may be (to the extent there are any Guarantors as of the Closing Date), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) counterpart of this Agreement signed on behalf of each party hereto (which, subject to Section 11.8(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page);

(ii) Revolving Credit Notes executed by the Parent Borrower in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender’s Commitment;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Parent Borrower and/or any of the Guarantors (to the extent there are any Guarantors as of the Closing Date) as the Administrative Agent may require to evidence the identities, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Parent Borrower and each Guarantor (to the extent there are any Guarantors as of the Closing Date) is duly organized or formed, validly existing and in good standing, including certified copies of the organization documents and certificates of good standing with respect to the Parent Borrower and the Guarantors (to the extent there are any Guarantors as of the Closing Date);

(v) a certificate signed by a Responsible Officer of the Parent Borrower certifying that the conditions specified in subsections 6.2(a) and (c) have been satisfied as of the Closing Date (including, solely for purposes of this subsection 6.1, the representations made in subsections 5.2 and 5.6);

(vi) an opinion of counsel to the Parent Borrower and the Guarantors (to the extent there are any Guarantors as of the Closing Date) in form and substance reasonably satisfactory to the Administrative Agent;

(vii) a compliance certificate substantially in the form attached hereto as Exhibit G, signed by a Responsible Officer of the Parent Borrower dated as of the Closing Date demonstrating compliance with the financial covenant contained in subsection 8.1 as of the end of the fiscal quarter ending on March 31, 2023;

(viii) audited financial statements of the Parent Borrower for fiscal years 2022 and 2021 (which the Administrative Agent acknowledges it has received);

(ix) (A) at least five days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Closing Date and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied); and

(x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Majority Lenders may reasonably require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) The Parent Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date.

(d) In the good faith judgment of the Administrative Agent and the Lenders:

(i) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in any financial and business projections, budgets, pro forma data and forecasts concerning the Parent Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Closing Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened against the Parent Borrower or any of its Subsidiaries or against any of its or their respective properties as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect; and

(iii) the Parent Borrower shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any material default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which the Parent Borrower or any Subsidiary is a party or by which any of them or their properties is bound.

6.2 Conditions to Each Loan and Letter of Credit

The agreement of each Lender to make any Loan requested to be made by it on any date, or each Issuing Lender to issue, amend, renew or extend any Letter of Credit (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a) Each of the representations and warranties made by the Parent Borrower and, in the case of a borrowing by a Subsidiary Borrower, by such Subsidiary Borrower, in or pursuant to the Loan Documents (excluding the representations made in subsections 5.2 and 5.6) shall be true and correct in all material respects on and as of such date as if made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) If the relevant Borrower is a Subsidiary Borrower, then the conditions of Section 2.10 to the designation of such Borrower as a Subsidiary Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.

(c) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made or the Letter(s) of Credit requested to be issued, amended, renewed or extended.

Each Borrowing (and request for the same) by the relevant Borrower hereunder shall constitute a representation and warranty by the relevant Borrower as of the date hereof that the conditions contained in this subsection have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Letter of Credit is outstanding or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Parent Borrower shall, and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

7.1 Financial Statements.

Furnish to each Lender (the delivery of which shall be deemed made on the date on which the Parent Borrower provides written notice to the Administrative Agent that such information has been posted on the Parent Borrower’s website on the Internet at http://www.henryschein.com or is available on the website of the SEC at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice)):

(a) as soon as available, but in any event within 90 days (or, to the extent the Parent Borrower is a reporting company under the Securities Act of 1933, as amended, such shorter period as shall be required under the applicable rules of the SEC for the filing of its annual report on Form 10-K) after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated and consolidating balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of operations and stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a qualification arising out of the scope of the audit, by BDO USA, LLP or any other independent certified public accountants of nationally recognized standing reasonably acceptable to the Majority Lenders, including an executive summary of the management letter prepared by such accountants; provided, however, that if a Default or Event of Default shall have occurred and shall be continuing, the full text of such management letter shall be provided to the Administrative Agent; and

(b) as soon as available, but in any event not later than 45 days (or, to the extent the Parent Borrower is a reporting company under the Securities Act of 1933, as amended, such shorter period as shall be required under the applicable rules of the SEC for the filing of its quarterly report on Form 10-Q) after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated and consolidating balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of each such quarter and the related unaudited consolidated and consolidating statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods in the previous year, all certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto).

(c) All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject, in the case of the aforesaid quarterly financial statements, to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto).

7.2 Certificates; Other Information

Furnish to the Administrative Agent and, except under paragraph (a) below, each of the Lenders:

(a) simultaneously with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of the chief financial officer or treasurer of the Parent Borrower substantially in the form attached hereto as Exhibit G, certifying that to the best of his knowledge (i) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, with computations demonstrating compliance (or non-compliance, as the case may be) with the covenant contained in subsection 8.1, and (ii) such financial statements have been prepared in accordance with GAAP (subject in the case of subsection 7.1(b) to normal, recurring, year-end adjustments and except for the absence of GAAP notes thereto);

(b) promptly following any request therefor, (x) such additional financial and other information as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(c) promptly after the same are available (which shall be deemed available on the date on which the Parent Borrower provides written notice to the Administrative Agent that such information has been posted on the Parent Borrower’s website on the Internet at http://www.henryschein.com or is available on the website of the SEC at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice)), and in any event within five (5) Business Days after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Parent Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which the Parent Borrower or any such Subsidiary files with the SEC or any governmental authority which may be substituted therefor, or with any national securities exchange or state securities administration; and

(d) upon the reasonable request of Administrative Agent, copies of documents described in Sections 101(k) or 101(l) of ERISA that the Parent Borrower or any ERISA Affiliate has received from any Multiemployer Plan with respect to such Multiemployer Plan.

7.3 Conduct of Business and Maintenance of Existence

(a) Preserve, renew and keep in full force and effect its corporate existence and good standing under the laws of its jurisdiction of organization (except as could not in the aggregate be reasonably expected to have a Material Adverse Effect or as otherwise permitted hereunder), (b) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, and (c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.4 Payment of Obligations

Pay and discharge all of its obligations and liabilities as the same shall become due and payable, including (a) all Taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent Borrower or such Subsidiary, except to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted by subsection 8.2); and (c) all Indebtedness (other than Indebtedness permitted under subsection 8.3(b)(viii)), as and when due and payable (after giving effect to any applicable grace periods), (i) but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and (ii) unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent Borrower or such Subsidiary.

7.5 Maintenance of Properties

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.6 Maintenance of Insurance

Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

7.7 Books and Records

Maintain (a) proper books of record and account in conformity with GAAP consistently applied in which all entries required by GAAP shall be made of all financial transactions and matters involving the assets and business of the Parent Borrower and its Subsidiaries, and (b) such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent Borrower or any of its Subsidiaries, except where the failure to so comply would not result in a Material Adverse Effect.

7.8 Inspection Rights

Subject to subsection 11.14, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, at such reasonable times during normal business hours as may be reasonably desired, upon reasonable advance notice to a Responsible Officer of the relevant Borrower or relevant Guarantor (if any), as the case may be; provided, however, that (a) the Administrative Agent and the Lenders shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default; (b) the Lenders shall use reasonable efforts to coordinate with the Administrative Agent in order to minimize the number of such inspections and discussions and (c) when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the relevant Borrower at any time during normal business hours and without advance notice.

7.9 Compliance with Laws

Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Parent Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

7.10 Use of Proceeds

Use the proceeds of Loans to refinance existing Indebtedness under the Existing Credit Agreement, for working capital and general corporate purposes of the relevant Borrower, its Subsidiaries and its Affiliates in the ordinary course of business, including, but not limited to, acquisitions, capital expenditures and the repurchase of its capital stock. No part of the proceeds of any loans will be used, whether directly or indirectly, for any purpose that entails violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

7.11 Notices

Promptly give notice to the Administrative Agent and each Lender upon obtaining actual knowledge of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after any Borrower knows thereof: (i) the occurrence or reasonably expected occurrence of any ERISA Event with respect to any Plan, (ii) a failure to make any required contribution to a Plan within the period required by applicable law, (iii) the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (iv) the institution of proceedings or the taking of any other similar action by the PBGC or any Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the terminating or Insolvency of, any Plan, other than the termination of any Single Employer Plan that is not a distress termination pursuant to Section 4041(c) of ERISA where, with respect to any event listed above, the amount of liability any Borrower or any ERISA Affiliate could reasonably be expected to incur could reasonably be expected to have a Material Adverse Effect;

(d) any other development known to any Borrower that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners in such certification.

Each notice delivered pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the relevant Borrower setting forth details of the occurrence or development referred to therein and stating what action such Borrower proposes to take with respect thereto.

7.12 Guarantors

Within 15 days of any Subsidiary becoming, but only for so long as such Subsidiary shall be, a guarantor under or with respect to any Indebtedness or other obligations under the Note Purchase Agreements or any other debt securities or bank debt in an aggregate principal amount exceeding $200,000,000 (it being understood that undrawn commitments in respect of bank credit facilities shall not constitute “bank debt” for purposes of this definition) issued by the Parent Borrower, cause such Person to enter into a Guarantee in the form of Exhibit I (or such other agreement in form and substance reasonably acceptable to the Majority Lenders), and thereupon such Person shall become a Guarantor hereunder for all purposes.

SECTION 8. NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Letter of Credit remains outstanding, or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (or, in the case of subsection 8.3, the Parent Borrower will not permit any of its Subsidiaries to, directly or indirectly):

8.1 Financial Covenant. Permit the Consolidated Net Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Parent Borrower to exceed 3.25 to 1.0; provided, that, to the extent the Parent Borrower consummates an acquisition permitted by this Agreement for aggregate cash consideration exceeding $150,000,000, the Parent Borrower may elect, upon written notice to the Administrative Agent which shall be provided no later than the last Business Day of the fiscal quarter in which the relevant acquisition is consummated and no more than three times prior to the Termination Date, to increase the maximum Consolidated Net Leverage Ratio required by this subsection 8.1 to 3.75 to 1.0 for the four consecutive fiscal quarters of the Parent Borrower following such acquisition (commencing with and including the fiscal quarter in which such acquisition was consummated).

8.2 Limitation on Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security legislation and deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade or government contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, building, zoning and other similar encumbrances or restrictions, utility agreements, covenants, reservations and encroachments and other similar encumbrances, or leases or subleases, incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not, in the aggregate, materially detract from the value of the properties of the Parent Borrower and its Subsidiaries, taken as a whole, or materially interfere with the ordinary conduct of the business of the Parent Borrower and its Subsidiaries, taken as a whole;

(f) Liens securing Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the fair market value of the property being acquired on the date of acquisition and (iii) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, an acquisition;

(g) Liens on the assets of Receivable Subsidiaries created pursuant to any Receivables Transaction permitted pursuant to subsection 8.3(a);

(h) Liens created or arising pursuant to any Loan Documents;

(i) Liens granted by any Subsidiary in favor of the Parent Borrower;

(j) judgment and other similar Liens arising in connection with court proceedings in an aggregate amount not in excess of $15,000,000 (except to the extent covered by independent third-party insurance) provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(k) any Lien on any property of the Parent Borrower or any Subsidiary existing on the Closing Date and set forth on Schedule 8.2 or any extension, renewal or refinancing thereof; provided that (i) such Lien shall not apply to any other property or asset of the Parent Borrower or any Subsidiary, (ii) such Lien shall secure only those obligations which it secures as of the date hereof and (iii) in the case of any extension, renewal or refinancing thereof, (x) there is no increase in the obligations so secured and (y) such Lien does not secure additional assets not subject to the Lien then being extended or renewed;

(l) any Lien existing on any property or asset prior to the acquisition thereof by the Parent Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(m) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(n) Liens (not otherwise permitted hereunder) which secure obligations or Indebtedness of the Parent Borrower or any of its Subsidiaries not exceeding the greater of (x) $800,000,000 or (y) 10% of Consolidated Total Assets at the time such Indebtedness is incurred; and

(o) Liens granted by any Subsidiary of the Parent Borrower that are contractual rights of set-off or netting arrangements relating to pooled deposit or sweep accounts of such Subsidiary to permit satisfaction of overdraft or similar obligations (including with respect to netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements) incurred in the ordinary course of business of such Subsidiary.

8.3 Limitation on Indebtedness

Create, issue, incur, assume, become liable in respect of or suffer to exist:

(a) any Indebtedness pursuant to any Receivables Transaction, except for Indebtedness pursuant to all Receivables Transactions that is (i) non-recourse with respect to the Parent Borrower and its Subsidiaries (other than any Receivables Subsidiary) and (ii) in an aggregate principal amount at any time outstanding not exceeding 15% of Consolidated Total Assets at such time; or

(b) any Indebtedness of any of the Subsidiaries other than (i) Indebtedness of any Receivables Subsidiary pursuant to any Receivables Transaction permitted under subsection 8.3(a), (ii) any Indebtedness of any Subsidiary as a guarantor under or pursuant to any of those certain Note Purchase Agreements or the Term Loan Credit Agreement, in each case, so long as such Subsidiaries are Guarantors, (iii) any Indebtedness of any Subsidiary existing on the Closing Date and set forth on Schedule 8.3 and any refinancing thereof; provided, that the then outstanding principal amount thereof is not increased and the weighted average maturity thereof is not decreased, (iv) any Indebtedness of any Subsidiary which is a Guarantor, (v) any Indebtedness of any Subsidiary owed to the Parent Borrower or any other Subsidiary, (vi) any Indebtedness arising in respect of capital leases or purchase money obligations incurred in accordance with subsection 8.2(f), (vii) any other Indebtedness of Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $800,000,000 or (y) 10% of Consolidated Total Assets at the time such Indebtedness is incurred, (viii) Indebtedness of any Subsidiary of the Parent Borrower in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business, (ix) any Guarantee Obligation of the Parent Borrower in respect of Indebtedness incurred by any Subsidiary under clause (viii) hereof up to an aggregate principal amount not to exceed $300,000,000 at any time outstanding and (x) any Indebtedness of any Subsidiary Borrower under this Agreement.

8.4 Fundamental Changes

Liquidate, windup or dissolve (or suffer any liquidation or dissolution), or merge, consolidate with or into, or convey, transfer, lease, sell, assign or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Parent Borrower, provided that the Parent Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person, (B) when any Foreign Subsidiary is merging with a Domestic Subsidiary, such Domestic Subsidiary shall be the continuing or surviving Person and (C) when any Subsidiary is merging with a Subsidiary Borrower, such Subsidiary Borrower shall be the continuing or surviving Person;

(b) any (i) Subsidiary may sell, transfer, contribute, convey or otherwise Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Parent Borrower or to a Domestic Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary; or (ii) Foreign Subsidiary may sell, transfer, contribute, convey or otherwise Dispose of all of its assets (upon voluntary liquidation or otherwise), to any other Foreign Subsidiary;

(c) any Subsidiary formed solely for the purpose of effecting an acquisition may be merged or consolidated with any other Person; provided that the continuing or surviving corporation of such merger or consolidation shall be a Subsidiary;

(d) “Inactive” or “shell” Subsidiaries (i.e., a Person that is not engaged in any business and that has total assets of $2,000,000 or less) may be dissolved or otherwise liquidated, provided that all of the assets and properties of any such Subsidiaries are transferred to the Parent Borrower or another Subsidiary upon dissolution/liquidation and the aggregate total assets of all Subsidiaries permitted to be dissolved or otherwise liquidated under this clause (d) shall not exceed $40,000,000;

(e) the Parent Borrower may merge or consolidate with any Person, provided that the Parent Borrower shall be the continuing or surviving Person; and

(f) the Parent Borrower and its Subsidiaries may make Dispositions expressly permitted by subsection 8.5.

8.5 Dispositions

Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, out-moded or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and cash equivalents in connection with cash management in the ordinary course of business;

(c) Dispositions of property by any Subsidiary to the Parent Borrower or to any other Subsidiary;

(d) Dispositions of Receivables pursuant to Receivables Transactions permitted under subsection 8.3(a);

(e) the nonexclusive license of intellectual property of the Parent Borrower or any of its Subsidiaries to third parties in the ordinary course of business;

(f) without limitation to clause (a), the Parent Borrower and its Subsidiaries may sell or exchange specific items of machinery or equipment, so long as the proceeds of each such sale or exchange is used (or contractually committed to be used) to acquire (and results within one year of such sale or exchange in the acquisition of) replacement items of machinery or equipment of reasonably equivalent Fair Market Value; and

(g) other Dispositions where (i) in the good faith opinion of the Parent Borrower, the Disposition is an exchange for consideration having a Fair Market Value at least equal to that of the property Disposed of and is in the best interest of the Parent Borrower or the applicable Subsidiary, as the case may be; (ii) immediately after giving effect to such Disposition, no Default or Event of Default would exist; and (iii) immediately after giving effect to such Disposition, the Disposition Value of all property that was the subject thereof in any fiscal four quarter period of the Parent Borrower plus the Fair Market Value of any other property Disposed of during such four quarter period does not equal or exceed 15% of Consolidated Total Assets as of the end of the then most recently ended fiscal quarter of Parent Borrower.

8.6 ERISA

Engage in a transaction which could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), which, with respect to any event listed above, could reasonably be expected to have a Material Adverse Effect.

8.7 Transactions with Affiliates

Enter into any transaction of any kind with any Affiliate of the Parent Borrower, other than for compensation and upon fair and reasonable terms with Affiliates in transactions that are otherwise permitted hereunder no less favorable to the Parent Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction between the Parent Borrower and any of its Subsidiaries or between any of its Subsidiaries, (b) reasonable and customary fees paid to members of the Boards of Directors of the Parent Borrower and its Subsidiaries, (c) transactions effected as part of a Receivables Transaction or (d) compensation arrangements of officers and other employees of the Parent Borrower and its Subsidiaries entered into in the ordinary course of business.

8.8 Restrictive Agreements

Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Parent Borrower or any other Subsidiary or to Guarantee Indebtedness of the Parent Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to prohibitions, restrictions and conditions (x) imposed by law or (y) contained in any of the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property, assets or Equity Interests securing any such Indebtedness; (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clauses (a) and (b) of the foregoing shall not apply to agreements governing Indebtedness not restricted by, or Indebtedness permitted under, subsection 8.3 that contain restrictions no more materially restrictive, taken as a whole, than those contained in this Agreement and, in any event, in the case of any restriction subject to clause (a) above, include an exception permitting this Agreement (or any refinancing or replacement thereof permitted under such agreement) to be secured on an equal and ratable basis with any such applicable Indebtedness, (vii) clause (b) shall not apply to (x) agreements governing Indebtedness of a Subsidiary of the Parent Borrower owed to the Parent Borrower or (y) agreements governing Indebtedness of a Subsidiary of the Parent Borrower that is a joint venture owed to the Parent Borrower or any other lender under such agreement to the extent the Parent Borrower is the administrative agent (or equivalent role) under such agreement and such restriction applies only to the property, assets or Equity Interests of, or dividends, distributions, loans, advances, repayments or guarantees by, such Subsidiary and (viii) clause (b) shall not apply to restrictions contained in the organizational documents of a Subsidiary that is a joint venture to the extent that such restriction applies only to the property, assets or Equity Interests of, or dividends, distributions, loans, advances, repayments or guarantees by, such Subsidiary.

8.9 Use of Proceeds

The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 9. EVENTS OF DEFAULT

Any of the following shall constitute an Event of Default:

(a) Any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or any Borrower shall fail to pay any interest on any Loan, or any fee or other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof;

(b) Any representation or warranty made or deemed made by any Borrower or any Guarantor (if any) herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect or misleading in any material respect when made or deemed made or furnished;

(c) (i) Any Borrower shall default in the observance or performance of any covenant contained in subsection 7.10, subsection 7.11(a), subsection 7.12 or Section 8; or (ii) the Parent Borrower shall default in the observance or performance of any covenant contained in subsection 7.1, and such default shall continue unremedied for a period of 15 days; or (iii) any Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided above in this Section), and such default described in this clause (c)(iii) shall continue unremedied for a period of 30 days; provided that if any such default covered by this clause (c)(iii), (x) is not capable of being remedied within such 30-day period, (y) is capable of being remedied within an additional 30-day period and (z) the relevant Borrower is diligently pursuing such remedy during the period contemplated by (x) and (y) and has advised the Administrative Agent as to the remedy thereof, the first 30-day period referred to in this clause (c)(iii) shall be extended for an additional 30-day period but only so long as (A) such Borrower continues to diligently pursue such remedy, (B) such default remains capable of being remedied within such period and (C) any such extension could not reasonably be expected to have a Material Adverse Effect;

(d) Any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Indebtedness permitted under subsection 8.3(b)(viii)), when and as the same shall become due and payable (after giving effect to all applicable grace periods, if any);

(e) An event or condition occurs that results in any Material Indebtedness (other than Indebtedness permitted under subsection 8.3(b)(viii)) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness permitted under subsection 8.3(b)(viii)) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness permitted under subsection 8.3(b)(viii)) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(f) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower, any Guarantor (if any) or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower, any Guarantor (if any) or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) Any Borrower, any Guarantor (if any) or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower, any Guarantor (if any) or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(h) An ERISA Event shall have occurred that, in the reasonable credit judgment of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(i) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Borrower or any Guarantor (if any) denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; one or more judgments (to the extent not covered by insurance where insurance coverage has been acknowledged) for the payment of money in an aggregate amount in excess of $200,000,000 shall be rendered against the Parent Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Subsidiary to enforce any such judgment; or

(j) a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or paragraph (g) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers with Letters of Credit then outstanding shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit in accordance with the provisions of subsection 4.8. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other then due and owing Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full (or in the event that the acceleration that required the funding of such cash collateral account is rescinded by the Lenders), the balance, if any, in such cash collateral account shall be returned to the relevant Borrower (or such other Person as may be lawfully entitled thereto). Each Borrower hereby expressly waives presentment, demand of payment, protest and all notices whatsoever (other than any notices specifically required hereby).

SECTION 10. THE ADMINISTRATIVE AGENT

10.1 Appointment

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties

The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower.

10.4 Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (other than any such liability or expense resulting from the gross negligence or willful misconduct of the Administrative Agent). The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5 Notice of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, to the extent required by this Agreement, all of the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Administrative Agent and Other Lenders

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification

The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (the “Agent Indemnitee”) (to the extent not reimbursed by the relevant Borrower in accordance with the terms hereof and without limiting the obligation of such Borrower to do so), ratably according to their respective Revolving Credit Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything contained herein to the contrary, the Issuing Lenders and Swingline Lenders shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Lenders or Swingline Lenders, as the case may be, as fully as if the term “Administrative Agent” as used in this Section 10 included the Issuing Lenders and Swingline Lenders with respect to such acts or omissions, and (b) as additionally provided herein with respect to the Issuing Lenders and Swingline Lenders, as the case may be.

10.8 Administrative Agent in Its Individual Capacity

The Person serving as the Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Person serving as the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it and with respect to any Letter of Credit issued or participated in by it, the Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Person serving as the Administrative Agent in its individual capacity.

10.9 Successor Administrative Agent

The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Parent Borrower provided that any such resignation by JPMCB shall also constitute its resignation as an Issuing Lender and a Swingline Lender. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent (provided that it shall have been approved by the Parent Borrower), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor Administrative Agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10 The Joint Lead Arrangers and the Syndication Agent.

The Joint Lead Arrangers and Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

Without limiting the foregoing, none of the Agents shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Agents in deciding to enter into this Agreement or in taking or not taking any action hereunder.

10.11 Acknowledgements of Lenders and Issuing Lender.

(a) Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and is making the Loans hereunder as commercial loans in the ordinary course of its business and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Syndication Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Syndication Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) (i) Each Lender and each Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Lender under this Section 10.11(c) shall be conclusive, absent manifest error.

(ii) Each Lender and each Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each Guarantor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender and such Issuing Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor; provided that this Section 10.11(c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such erroneous Payment.

(iv) Each party’s obligations under this Section 10.11(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

10.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers

(a) Except as provided in subsection 3.6(b), (c) and (d), Section 2.7, Section 2.8, Section 2.11 and subsection 11.1(b), neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the

Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated rate or amount of any interest or fee payable hereunder (except that any amendment or modification of the definition of “Consolidated Net Leverage Ratio”, “Consolidated EBITDA” or any of the defined terms referred to in any of the foregoing shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Multicurrency Commitment, Revolving Credit Commitment, Swingline Commitment or L/C Commitment or reduce the amount of or extend the date of any payment required pursuant to subsection 3.1(b), in each case without the consent of each Lender affected thereby; (ii) amend or modify Section 2.10, amend, modify or waive any provision of this subsection, reduce the percentage specified in the definitions of Majority Lenders, or amend or modify any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder, or consent to the assignment or transfer by any Borrower or any Guarantor (if any) of any of its rights and obligations under this Agreement and the other Loan Documents (which, for the avoidance of doubt, shall not include the designation of a Subsidiary Borrower in accordance with Section 2.10), in each case without the written consent of all the Lenders and the Parent Borrower, (iii) release all or substantially all of the Guarantors (if any) (except where such release is expressly permitted elsewhere in this Agreement without such consent) without the written consent of all the Lenders, or (iv) (A) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent, (B) affect the rights or duties of the Issuing Lenders under this Agreement or any other Loan Document without the written consent of the then Issuing Lenders or (C) affect the rights or duties of Swingline Lenders under this Agreement or any other Loan Document without the written consent of the Swingline Lenders; and further provided, however, that no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of any Guarantee executed and delivered pursuant to subsection 7.12 without the written consent of the Guarantors. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Guarantors (if any), the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Guarantors (if any), the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b) In addition to amendments effected pursuant to the foregoing paragraph (a), additional freely-convertible eurocurrencies may be added as Available Foreign Currencies, upon execution and delivery by the Borrowers, the Administrative Agent and all of the Lenders of an amendment providing for such addition. The Administrative Agent shall give prompt written notice to each Lender of any such amendment.

(c) Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

11.2 Notices

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Parent Borrower or any of the Guarantors (if any), to Henry Schein, Inc., 135 Duryea Road, Melville, New York, 11747, Attention of Michael Amodio, Vice President, Treasurer (Telecopy No. (631) 838-8553), with a copy to Proskauer Rose LLP, Eleven Times Square, New York, New York, 10036-8299, Attention of Ron Franklin, Esq. (Telecopy No. (212) 969-3195);

(ii) if to (x) the Administrative Agent or Swingline Lender, to it at JPMorgan Chase Bank, N.A., 131 S Dearborn St, Floor 04, Chicago, IL, 60603-5506, Attention of Loan and Agency Servicing, (Email: jpm.agency.cri@jpmorgan.com); (y) the Administrative Agent with respect to withholding tax inquiries, Email: agency.tax.reporting@jpmorgan.com; and (z) the Administrative Agent with respect to agency compliance, financials or virtual data rooms, Email: covenant.compliance@jpmchase.com;

(iii) if to JPMCB as Issuing Lender, to it at JPMorgan Chase Bank, N.A., 131 S Dearborn St, Floor 04, Chicago, IL, 60603-5506, Attention of LC Agency Team, (Phone: 800-364-1969, Email: chicago.lc.agency.activity.team@jpmchase.com, Fax: 856-294-5267), with a copy to JPMorgan Chase Bank, N.A., 131 S Dearborn St, Floor 04, Chicago, IL, 60603-5506, Attention of Loan and Agency Servicing, (Email: jpm.agency.cri@jpmorgan.com);

(iv) if to U.S. Bank as Issuing Lender, to it at U.S. Bank National Association, Attn: Global Documentary Services SL-MO-L2IL, 721 Locust Street, St. Louis, Missouri 63101, Attention of Debra Sansom (Phone: 314-418-2875, Email: debbie.k.sansom@usbank.com) or Richard Barth (Phone: 314-418-2883, Email: richard.barth1@usbank.com, Fax: 314-418-8078);

(v) if to any other Swingline Lender or Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire and notified to the relevant Borrowers in accordance with the provisions hereof; and

(vi) if to a Subsidiary Borrower, to it at its address set forth in the relevant Subsidiary Borrower Request.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and the Lenders; provided that the foregoing shall not apply to notices pursuant to Section 4 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.3 No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5 Expenses; Limitation of Liability; Indemnity, Etc.

(a) Expenses. The Borrower shall pay (i) all reasonable and invoiced out of pocket expenses incurred by the Administrative Agent, including the reasonable and invoiced fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and invoiced out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of one outside counsel for the Administrative Agent, any Issuing Lender and the Lenders (unless there is an actual conflict of interest, in which case, each Lender affected thereby may retain its own counsel) and applicable local counsel of the Administrative Agent, any Issuing Lender and each Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Limitation of Liability. To the extent permitted by applicable law none of the Administrative Agent, any Joint Lead Arranger, any Agent, any Issuing Lender or any Lender, or any Related Party of any of the foregoing Persons (each such Person, a “Lender-Related Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No party hereto shall assert, and each such party hereby waives, any liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 11.5(b) shall relieve the Borrower and each Guarantor of any obligation it may have to indemnify an Indemnitee, as provided in Section 11.5(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger, each Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities and related expenses, including (subject to the second proviso to this sentence) the reasonable and invoiced fees, charges and disbursements of counsel for any Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective proceeding relating to any of the foregoing, whether or not such proceeding is brought by the Borrower or any Guarantor or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a material breach of the obligations of such Indemnitee under any Loan Document or the bad faith, gross negligence or willful misconduct of such Indemnitee; provided, further that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for any Indemnitees (unless there shall exist an actual conflict of interest among such Indemnitees) and applicable local counsel in connection with any one action or any separate but substantially similar or related actions in the same jurisdiction. This Section 11.5(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 11.5 to the Administrative Agent, each Issuing Lender and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further that no Lender shall be liable for the payment of any portion of such liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Payments. All amounts due under this Section 11.5 shall be payable promptly after written demand therefor.

11.6 Successors and Assigns; Participations and Assignments

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) neither the Parent Borrower, nor any Subsidiary Borrower nor any of the Guarantors (if any) may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any such Person without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this subsection) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders, the Swingline Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the relevant Borrower, provided that the consent of such Borrower shall not be required for an assignment to a Lender, an Affiliate of a Lender, an “Approved Fund” (as defined below) or, if an Event of Default has occurred and is continuing, any other Assignee; and, provided, further, that the relevant Borrower shall be deemed to have consented to any such assignment unless such Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of a Lender or an “Approved Fund” (as defined below);

(C) each Issuing Lender (such consent not to be unreasonably withheld), provided that no consent of any Issuing Lender shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

(D) each Swingline Lender (such consent not to be unreasonably withheld), provided that no consent of a Swingline Lender shall be required (x) for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund, (y) if such Swingline Lender has no outstanding Swingline Loans at that time and (z) if an Event of Default occurs with respect to the Parent Borrower under Sections 9(f) or 9(g)).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment, the amount of the Revolving Credit Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance, substantially in the form of Exhibit H (hereinafter, an “Assignment and Acceptance”), with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the relevant Borrower and the Administrative Agent otherwise consent, provided that no such consent of the relevant Borrower shall be required if a Default or an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement:

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a duly completed Administrative Questionnaire containing all pertinent information relating to such assignee;

(E) in the case of an assignment to a “CLO” (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Acceptance between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to subsection 11.1(a) that affects such CLO; and

(F) the Assignee shall not be a natural person, Parent Borrower or any of its subsidiaries.

For the purposes of this subsection 11.6(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund: (a) a CLO and (b) with respect to any Lender that is an institutional fund which invests primarily in bank loans and similar extensions of credit, any other institutional fund that invests primarily in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this subsection, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 3.8, 3.9, 3.10, 3.11 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Assumption). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent, the Issuing Lenders, the Swingline Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Issuing Lenders, the Swingline Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Lenders or the Swingline Lenders, sell participations to one or more banks or other entities, other than the Parent Borrower or any of its subsidiaries (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the relevant Borrowers, the Administrative Agent, the Issuing Lenders, the Swingline Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to subsection 11.1(a) that affects such Participant. Subject to paragraph (c)(ii) of this subsection, each Borrower agrees that each Participant shall be entitled to the benefits of subsections 3.8, 3.9, 3.10 and 3.11 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7 as though it were a Lender, provided that such Participant agrees to be subject to subsection 11.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the relevant Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under subsection 3.9, 3.10 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of subsection 3.10 unless such Participant complies with subsection 3.10(d) as though it were a Lender and such Participant agrees to be subject to the provisions of Sections 3.12 and 3.13 as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any Central Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Parent Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, subject to the provisions of subsection 11.14, any and all financial information in such Lender’s possession concerning the Parent Borrower and its Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Parent Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Parent Borrower in connection with such Lender’s credit evaluation of the Parent Borrower and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

11.7 Adjustments; Set-off

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it then due and owing, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsections 9(f) and (g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender (other than to the extent expressly provided herein), if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to it then due and owing, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers or the Guarantors (if any), any such notice being expressly waived by the Borrowers and the Guarantors (if any) to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Borrower or any of the Guarantors (if any); provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the relevant Borrower or any such Guarantor (if any) and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any Guarantor without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Guarantor hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Guarantors, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Guarantor to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.9 Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration

This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof or thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers

Each Borrower hereby irrevocably and unconditionally:

(a) submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

Each Subsidiary Borrower designates and directs the Parent Borrower at its offices at 135 Duryea Road, Melville, New York, 11747, Attention of General Counsel as its agent to receive service of any and all process and documents on its behalf in any legal action or proceeding referred to in this Section 11.12 in the State of New York and agrees that service upon such agent shall constitute valid and effective service upon such Subsidiary Borrower and that failure of the Parent Borrower to give any notice of such service to any Subsidiary Borrower shall not affect or impair in any way the validity of such service or of any judgment rendered in any action or proceeding based thereon.

11.13 Acknowledgements

Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to such Borrower or any of the Guarantors (if any) arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on the one hand, and such Borrower and the Guarantors (if any), on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among such Borrower, the Guarantors (if any), and the Lenders.

11.14 Confidentiality

Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Parent Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement or any other Loan Document or (b) obtained by such Lender based on a review of the books and records of the Parent Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent, the Issuing Lender or any other Lender, (ii) to any Transferee or any prospective Transferee which receives such information having been made aware of the confidential nature thereof and having agreed to abide by the provisions of this subsection 11.14, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, and to employees and officers of its Affiliates who agree to be bound by the provisions of this subsection 11.14 or are otherwise subject to a duty of confidentiality and who have a need for such information in connection with this Agreement or other transactions or proposed transactions with the Borrowers, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) subject to an agreement to comply with the provisions of this subsection, to any actual or prospective counter-party (or its advisors) to any Swap Agreement, (vii) which has been publicly disclosed other than in breach of this Agreement, (viii) in connection with the exercise of any remedy hereunder or any litigation to which such Lender is a party, or (ix) which is received by such Lender from a Person who, to such Lender’s knowledge or reasonable belief, is not under a duty of confidentiality to the Parent Borrower or the applicable Subsidiary, as the case may be.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Parent Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

11.15 USA Patriot Act

Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the relevant Borrowers, which information includes the name and address of such Borrowers and other information that will allow such Lender to identify such Borrowers in accordance with the Act.

11.16 Judgment

Each Borrower, the Administrative Agent and each Lender hereby agree that if, in the event that a judgment is given, in relation to any sum due the Administrative Agent or any Lender hereunder, in an Available Foreign Currency (the “Judgment Currency”), the relevant Borrower agrees to indemnify the Administrative Agent or such Lender, as the case may be, to the extent that the Dollar Equivalent amount which could have been purchased on the Business Day following receipt of such sum is less than the sum which could have been so purchased by the Administrative Agent had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding the giving of such judgment, and if the amount so purchased exceeds the amount which could have been so purchased had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding such judgment, the Administrative Agent or the applicable Lender agrees to remit such excess to the relevant Borrower. The agreements in this subsection shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other Obligations.

11.17 WAIVERS OF JURY TRIAL

THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS, THE SWINGLINE LENDERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.18 No Fiduciary Duty. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Credit Parties, on the one hand, and such Borrower and its management, stockholders or creditors is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Borrowers on other matters, and the relationship between the Credit Parties, on the one hand, and such Borrower, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and such Borrower, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does such Borrower rely on, any fiduciary duty to such Borrower or its affiliates on the part of the Credit Parties, (c) such Borrower is capable of evaluating and understanding, and such Borrower understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) such Borrower has been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from such Borrower’s interests and that the Credit Parties have no obligation to disclose such interests and transactions to such Borrower, (e) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent such Borrower has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to such Borrower or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and such Borrower or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among such Borrower and the Credit Parties.

11.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.20 Parent Borrower Guarantee

(a) The Guarantee. In order to induce the Administrative Agent and the Lenders to become bound by this Agreement and to make the Loans hereunder to the Subsidiary Borrowers, and in consideration thereof, the Parent Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by each Subsidiary Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of each Subsidiary Borrower. The guarantee contained in this Section 11.20(a), subject to Section 11.20(e), shall remain in full force and effect until the all Obligations of the Subsidiary Borrowers are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto any Subsidiary Borrower may be free from any Obligations. The Parent Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Section 11.20, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Section 11.20 for such purpose. No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations of the Subsidiary Borrowers shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent Borrower under this Section 11.20 which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations of the Subsidiary Borrowers until, subject to Section 11.20(e), the such Obligations are paid in full and the Commitments are terminated. Notwithstanding any other provision herein, the maximum liability of the Parent Borrower under this Section 11.20 shall in no event exceed the amount which can be guaranteed by the Parent Borrower under applicable law.

(b) No Subrogation. Notwithstanding any payment or payments made by the Parent Borrower hereunder, or any setoff or application of funds of the Parent Borrower by the Administrative Agent or any Lender, the Parent Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Subsidiary Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations of the Subsidiary Borrowers, nor shall the Parent Borrower seek or be entitled to seek any contribution, reimbursement, exoneration or indemnity from or against any Subsidiary Borrower in respect of payments made by the Parent Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Subsidiary Borrowers on account of their Obligations are paid in full and the Commitments are terminated. So long as any Obligations of any Subsidiary Borrower remain outstanding, if any amount shall be paid by or on behalf of any Subsidiary Borrower or any other Person to the Parent Borrower on account of any of the rights waived in this Section 11.20, such amount shall be held by the Parent Borrower in trust, segregated from other funds of the Parent Borrower, and shall, forthwith upon receipt by the Parent Borrower, be turned over to the Administrative Agent in the exact form received by the Parent Borrower (duly indorsed by the Parent Borrower to the Administrative Agent, if required), to be applied against the Obligations of the Subsidiary Borrowers, whether matured or unmatured, in such order as the Administrative Agent may determine.

(c) Amendments, etc. with respect to the Obligations of the Subsidiary Borrowers. The Parent Borrower shall remain obligated under this Section 11.20 notwithstanding that, without any reservation of rights against Parent Borrower, and without notice to or further assent by Parent Borrower, any demand for payment of or reduction in the principal amount of any of the Obligations of any Subsidiary Borrower made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of such Obligations of any Subsidiary Borrower continued, and such Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Majority Lenders (or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations of any Subsidiary Borrower may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations of any Subsidiary Borrower or for the guarantee contained in this Section 11.20 or any property subject thereto.

(d) Guarantee Absolute and Unconditional. The Parent Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations of any Subsidiary Borrower and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 11.20 or acceptance of the guarantee contained in this Section 11.20; the Obligations of any Subsidiary Borrower shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 11.20; and all dealings between the Parent Borrower or the Subsidiary Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 11.20. The Parent Borrower waives diligence, presentment, protest and demand for payment and notice of default or nonpayment to or upon the Parent Borrower or any Subsidiary Borrower with respect to the Obligations of any Subsidiary Borrower. The guarantee contained in this Section 11.20shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Obligations of any Subsidiary Borrower or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) the legality under applicable requirements of law of repayment by the relevant Subsidiary Borrower of any Obligations of any Subsidiary Borrower or the adoption of any requirement of law purporting to render any Obligations of any Subsidiary Borrower null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by the applicable Subsidiary Borrower) which may at any time be available to or be asserted by the Parent Borrower against the Administrative Agent or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Parent Borrower or any Subsidiary Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Subsidiary Borrower for any of its Obligations, or of the Parent Borrower under the guarantee contained in this Section 11.20, in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies under this Section 11.20 against the Parent Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Subsidiary Borrower or any other Person or against any collateral security or guarantee for the Obligations of any Subsidiary Borrower or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Subsidiary Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Parent Borrower of any liability under this Section 11.20, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against the Parent Borrower.

(e) Reinstatement. The guarantee contained in this Section 11.20 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations of any Subsidiary Borrower is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

(f) Payments. The Parent Borrower hereby agrees that any payments in respect of the Obligations of any Subsidiary Borrower pursuant to this Section 11.20 will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Applicable Payment Office. Notwithstanding the foregoing, any payments in respect of the Obligations of any Subsidiary Borrower pursuant to this Section 11.20 with respect to any Loan denominated in any Available Foreign Currency (including principal of or interest on any such Loan or other amounts) hereunder shall be made without setoff or counterclaim to the Administrative Agent at the Applicable Payment Office for the relevant currency in immediately available funds.

11.21 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.22 Effect of Restatement.

This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Credit Agreement from and after the Closing Date with respect to the transactions hereunder and with respect to the Loans and Letters of Credit outstanding under the Existing Credit Agreement as of the Closing Date. Each Borrower and each Guarantor hereby confirms that (i) its obligations and liabilities under the Existing Credit Agreement, as modified by this Agreement, and the other Loan Documents to which it is a party remain in full force and effect on a continuous basis after giving effect to this Agreement and nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Credit Agreement, (ii) the Credit Parties remain entitled to the benefits of the Guaranty set forth or created in the Loan Documents, (iii) notwithstanding the effectiveness of the terms of this Agreement, the other Loan Documents are, and shall continue to be, in full force and effect and are ratified and confirmed in all respects, (iv) from and after the Closing Date, each reference to this “Agreement”, the “Credit Agreement” or other reference originally applicable to the Existing Credit Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time and (v)(a) all “Revolving Credit Loans” made under the Existing Credit Agreement which are outstanding on the Closing Date (the “Existing Loans”) shall continue as Revolving Credit Loans under (and shall be governed by the terms of) this Agreement and the other Loan Documents and (b) all accrued and unpaid interest and fees with respect to any Existing Loans shall be due and payable on the Closing Date. Without limiting the foregoing, upon the effectiveness of this Agreement: (a)(i) the Commitments of the Lenders shall be as set forth on Schedule I and (ii) on the Closing Date, solely to the extent necessary to cause the amount of each Lender’s respective Commitment to be equal to the amount of such Lender’s Commitment as shown on Schedule I, each applicable Lender shall automatically be deemed to have assigned all or a portion of its Commitment to each other applicable Lender so that, as of the Closing Date, the respective Commitments of the Lenders shall be as set forth on Schedule I, (b)(i) the Swingline Commitment of the Swingline Lender shall be as set forth on Schedule IB and (ii) solely to the extent necessary, the Swingline Exposure of each Lender will automatically be adjusted on the Closing Date in order to cause the Swingline Exposure held by such Lender to be equal to the product of (x) such Lender’s Applicable Percentage as reflected on Schedule I multiplied by (y) the aggregate Swingline Exposure, (c) solely to the extent that there are any Existing Loans outstanding on the Closing Date, (i) as of the Closing Date, any interest and fees, as applicable, payable under the Existing Credit Agreement with respect to any Existing Loans shall cease to accrue and (ii) to the extent that any Existing Loans are not repaid on the Closing Date, as of the Closing Date, such Loans shall start accrue interest and fees, as applicable, under this Agreement and (d) to the extent that any Lender is assigned Commitments and, if applicable, Loans in connection with the re-allocations described in this Section 11.22, such Lender agrees to compensate the assigning Lender for the Commitments and, if applicable, Loans assigned to it. Notwithstanding any provision of this Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations under this Agreement shall be in substitution for, but not in payment of, the Obligations owed by the Borrowers or the Guarantors under the Existing Credit Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HENRY SCHEIN, INC.,
as Parent Borrower

By:	/s/ Michael Amodio
	Name:	Michael Amodio
	Title:	Vice President and Treasurer

[Signature Page – Henry Schein Credit Agreement]

JPMORGAN CHASE BANK, N.A.
as Administrative Agent, Issuing Lender and Lender

By:	/s/ James Kyle O’Donnell
	Name:	James Kyle O’Donnell
	Title:	Vice President

[Signature Page – Henry Schein Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION
as Syndication Agent, Issuing Lender and Lender

By:	/s/ Michael West
	Name:	Michael West
	Title:	Senior Vice President

[Signature Page – Henry Schein Credit Agreement]

TD BANK, N.A.,
as Lender

By:	/s/ Steve Levi
Name: Steve Levi
Title: Senior Vice President

[Signature Page – Henry Schein Credit Agreement]

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Martha Novak
Name: Martha Novak
Title: Senior Vice President

[Signature Page – Henry Schein Credit Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH
as Lender

By:	/s/ Kimberly Sousa
Name: Kimberly Sousa
Title: Managing Director

By:	/s/ Laura Shelmerdine
Name: Laura Shelmerdine
Title: Director

[Signature Page – Henry Schein Credit Agreement]

THE BANK OF NEW YORK MELLON,
as Lender

By:	/s/ Luke Daly
Name: Luke Daly
Title: Vice President

[Signature Page – Henry Schein Credit Agreement]

ING BANK N.V., DUBLIN BRANCH,
as Lender

By:	/s/ Ciaran Dunne
Name: Ciaran Dunne
Title: Director

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

[Signature Page – Henry Schein Credit Agreement]

HSBC BANK USA, National Association,
as Lender

By:	/s/ Matthew Guarnaccia
Name: Matthew Guarnaccia
Title: Senior Vice President #23439

[Signature Page – Henry Schein Credit Agreement]

BNP PARIBAS,
as Lender

By:	/s/ John Bosco
Name: John Bosco
Title: Managing Director

By:	/s/ Adam Caretti
Name: Adam Caretti
Title: Director

[Signature Page – Henry Schein Credit Agreement]

MUFG BANK, LTD.,
as Lender

By:	/s/ Reema Sharma
Name: Reema Sharma
Title: Authorized Signatory

[Signature Page – Henry Schein Credit Agreement]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,
as Lender

By:	/s/ Wendy Tso
Name: Wendy Tso
Title: Director

[Signature Page – Henry Schein Credit Agreement]